QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS ENCLOSED BY BRACKETS AND UNDERLINED. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LEASE AGREEMENT

BETWEEN

BNP PARIBAS LEASING CORPORATION

("BNPPLC")

AND

SPECIALTY LABORATORIES, INC.

("Specialty Laboratories")

March 26, 2002

(Santa Clarita, California)

i

8.	INSURANCE REQUIRED AND CONDEMNATION		17
	(A)	Liability Insurance	17
	(B)	Property Insurance	17
	(C)	Failure to Obtain Insurance	18
	(D)	Condemnation	18
	(E)	Waiver of Subrogation	18
9.	APPLICATION OF INSURANCE AND CONDEMNATION PROCEEDS		19
	(A)	Collection and Application of Insurance and Condemnation Proceeds Generally	19
	(B)	Advances of Escrowed Proceeds to Specialty Laboratories	19
	(C)	Application of Escrowed Proceeds as a Qualified Prepayment	19
	(D)	Right of Specialty Laboratories to Receive and Apply Remaining Proceeds Below a Certain Level	20
	(E)	Special Provisions Applicable After a 97-10/Event or Event of Default	20
	(F)	Specialty Laboratories' Obligation to Restore	20
	(G)	Takings of All or Substantially All of the Property on or after the Completion Date	20
10.	ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF SPECIALTY LABORATORIES CONCERNING THE PROPERTY		20
	(A)	Operation and Maintenance	20
	(B)	Debts for Construction, Maintenance, Operation or Development	21
	(C)	Repair, Maintenance, Alterations and Additions	22
	(D)	Permitted Encumbrances and Development Documents	23
	(E)	Books and Records Concerning the Property	23
	(F)	No Discrimination	23
11.	ASSIGNMENT AND SUBLETTING BY SPECIALTY LABORATORIES		24
	(A)	BNPPLC's Consent Required	24
	(B)	Standard for BNPPLC's Consent to Assignments and Certain Other Matters	24
	(C)	Consent Not a Waiver	24
12.	ASSIGNMENT BY BNPPLC		24
	(A)	Restrictions on Transfers	24
	(B)	Effect of Permitted Transfer or other Assignment by BNPPLC	25
13.	BNPPLC'S RIGHT OF ACCESS		25
14.	REMEDIES		25
	(A)	Basic Remedies	25
	(B)	Notice Required So Long As the Purchase Option and Specialty Laboratories' Initial Remarketing Right Continue Under the Purchase Agreement	27
	(C)	Enforceability	27
	(D)	Remedies Cumulative	27
15.	DEFAULT BY BNPPLC		27
16.	QUIET ENJOYMENT		28
17.	SURRENDER UPON TERMINATION		28
18.	HOLDING OVER BY SPECIALTY LABORATORIES		28
19.	RECORDING MEMORANDUM		28
20.	INDEPENDENT OBLIGATIONS EVIDENCED BY THE OTHER OPERATIVE DOCUMENTS		28

ii

21.	PROPRIETARY INFORMATION, CONFIDENTIALITY AND SECURITY		29
	(A)	Proprietary Information	29
	(B)	Confidentiality	29
	(C)	Building Security	29

Exhibits and Schedules

Exhibit A	Legal Description

iii

LEASE AGREEMENT

        This LEASE AGREEMENT (this "Lease") is made and dated as of March 26, 2002 (the "Effective Date") by and between BNP PARIBAS LEASING CORPORATION, a Delaware corporation ("BNPPLC"), and SPECIALTY LABORATORIES, INC., a California corporation ("Specialty Laboratories").

RECITALS

        Contemporaneously with the execution of this Lease, BNPPLC and Specialty Laboratories are executing a Common Definitions and Provisions Agreement dated as of the Effective Date (the "Common Definitions and Provisions Agreement"), which by this reference is incorporated into and made a part of this Lease for all purposes. As used in this Lease, capitalized terms defined in the Common Definitions and Provisions Agreement and not otherwise defined in this Lease are intended to have the respective meanings assigned to them in the Common Definitions and Provisions Agreement.

        At the request of Specialty Laboratories and to facilitate the transactions contemplated in the other Operative Documents, pursuant to the Ground Lease, BNPPLC is acquiring a leasehold estate in the Land described in Exhibit A and any existing improvements thereon from Specialty Laboratories contemporaneously with the execution of this Lease.

        In anticipation of BNPPLC's acquisition of the leasehold estate under the Ground Lease and other property described below, BNPPLC and Specialty Laboratories have reached agreement as to the terms and conditions upon which BNPPLC is willing to sublease the Land to Specialty Laboratories and to lease to Specialty Laboratories any existing Improvements and the Improvements to be constructed on the Land as hereinafter provided, and by this Lease BNPPLC and Specialty Laboratories desire to evidence such agreement.

GRANTING CLAUSES

        BNPPLC does hereby LEASE, DEMISE and LET unto Specialty Laboratories for the Term (as hereinafter defined) all right, title and interest of BNPPLC, now owned or hereafter acquired, in and to:

          (1)  the Land, including the leasehold estate in the Land acquired by BNPPLC under the Ground Lease;

          (2)  any and all Improvements;

          (3)  all easements and other rights appurtenant to the Land under the Ground Lease or to the Improvements, whether now owned or hereafter acquired by BNPPLC; and

          (4)  (A) any land lying within the right-of-way of any street, open or proposed, adjoining the Land, (B) any sidewalks and alleys adjacent to the Land, and (C) any strips and gores between the Land and abutting land.

BNPPLC's interest in all property described in clauses (1) through (4) above is hereinafter referred to collectively as the "Real Property".

        To the extent, but only to the extent, that assignable rights or interests in, to or under the following have been or will be acquired by BNPPLC under the Ground Lease or acquired by BNPPLC pursuant to Paragraph 6.(A) below, BNPPLC also hereby grants and assigns to Specialty Laboratories for the term of this Lease the right to use and enjoy (and, in the case of contract rights, to enforce) such rights or interests of BNPPLC:

          (a)  any goods, equipment, furnishings, furniture and other tangible personal property of whatever nature that are located on the Real Property and all renewals or replacements of or substitutions for any of the foregoing;

          (b)  the benefits, if any, conferred upon the owner of the Real Property by the Permitted Encumbrances and Development Documents; and

          (c)  any permits, licenses, franchises, certificates, and other rights and privileges against third parties related to the Real Property.

Such rights and interests of BNPPLC, whether now existing or hereafter arising, are hereinafter collectively called the "Personal Property". The Real Property and the Personal Property are hereinafter sometimes collectively called the "Property."

        However, the leasehold estate conveyed hereby and Specialty Laboratories' rights hereunder are expressly made subject and subordinate to the terms and conditions of this Lease and the Ground Lease, to the matters listed in Exhibit B to the Closing Certificate and all other Permitted Encumbrances, and to any other claims or encumbrances not constituting Liens Removable by BNPPLC.

GENERAL TERMS AND CONDITIONS

        The Property is leased by BNPPLC to Specialty Laboratories and is accepted and is to be used and possessed by Specialty Laboratories upon and subject to the following terms and conditions:

1.    TERM; LEASE RIGHTS AND OBLIGATIONS DEFERRED UNTIL COMPLETION OF INITIAL IMPROVEMENTS; TERMINATION PRIOR TO LEASE COMMENCEMENT.

        (A)    Scheduled Term; Deferral of Rights and Obligations.    The term of this Lease (the "Term") shall not commence until a Completion Date occurs because either (1) Specialty Laboratories shall give a Completion Notice to BNPPLC that subparagraph 2(B) of the Construction Management Agreement requires of Specialty Laboratories after Specialty Laboratories substantially completes the Construction Project, or (2) BNPPLC shall give a Completion Notice to Specialty Laboratories as described in subparagraph 8(C) of the Construction Management Agreement, advising Specialty Laboratories (after an Owner's Election to Complete Construction) that construction of the Construction Project is substantially complete. The Term shall begin on and include any such Completion Date (the "Lease Commencement Date"), but not otherwise. After it begins, the Term ends on the first Business Day of October, 2008, unless sooner terminated as expressly herein provided. No delays in the Lease Commencement Date will extend the end of the Term.

        BNPPLC and Specialty Laboratories intend to be legally bound by this Lease when it is executed by them. They also intend, however, that this Lease will not confer rights nor impose obligations upon either of them prior to the Lease Commencement Date, other than the options granted to BNPPLC and Specialty Laboratories in subparagraphs 1.(B) and 1.(D). Accordingly, except as provided in subparagraphs 1.(B) and 1.(D), neither Specialty Laboratories nor BNPPLC shall have any rights or obligations under this Lease until the Lease Commencement Date.

        Further, should this Lease terminate before the Lease Commencement Date pursuant to any of subparagraphs 1.(B), 1.(C) or 1.(D), the Term will never commence and neither party shall have any rights or obligations under this Lease following such termination.

        Nothing in this subparagraph 1.(A) nor any other provision of this Lease will defer or terminate the rights and obligations of the parties under the other Operative Documents. Unlike this Lease, the other Operative Documents will, when executed, immediately confer rights and impose obligations upon BNPPLC and Specialty Laboratories.

        (B)    Option of BNPPLC to Terminate.    BNPPLC shall have the option to terminate this Lease, which BNPPLC may exercise by notice to Specialty Laboratories, at any time after any 97-10/Event or

Lease Agreement - Page 2

after BNPPLC's receipt of a Pre-lease Force Majeure Notice. Such option may be exercised by BNPPLC as it deems appropriate in its sole and absolute discretion.

        (C)    Automatic Termination After a Failure by Specialty Laboratories to Complete Construction.    If, following a Termination of Specialty Laboratories' Work, BNPPLC gives Specialty Laboratories a Completion Notice, advising Specialty Laboratories that BNPPLC has decided to abandon or indefinitely suspend its efforts to complete the Construction Project or advising Specialty Laboratories that BNPPLC has made a final determination not to exercise its right to continue construction, then the date upon which BNPPLC so notifies Specialty Laboratories will be the Completion Date (as provided in the Construction Management Agreement), but such date will not constitute a Lease Commencement Date hereunder. Also, if the Designated Sale Date is accelerated as provided in clauses (2) or (3) of the definition thereof before Specialty Laboratories or BNPPLC gives a Completion Notice as described in subparagraph 1.(A), the Designated Sale Date shall constitute the Completion Date, but not a Lease Commencement Date. In either case, if the Completion Date occurs without causing the Term to begin as provided in subparagraph 1.(A), this Lease will terminate automatically as of such Completion Date.

        (D)    Option of Specialty Laboratories to Terminate After Accelerating the Designated Sale Date.    So long as no 97-10/Event has occurred, Specialty Laboratories shall be entitled to accelerate the Designated Sale Date (and thus accelerate the purchase of BNPPLC's interest in the Property by Specialty Laboratories or by an Applicable Purchaser pursuant to the Purchase Agreement) by sending a notice to BNPPLC as provided in clause (2) of the definition of "Designated Sale Date" in the Common Definitions and Provisions Agreement. In the event, because of Specialty Laboratories' election to so accelerate the Designated Sale Date or for any other reason, the Designated Sale Date occurs before the end of the scheduled Term, Specialty Laboratories shall have the option to terminate this Lease on or after the Designated Sale Date; provided, however, as a condition to exercising such option, Specialty Laboratories must have done the following prior to the termination:

          (1)  purchased or caused an Applicable Purchaser to purchase the Property pursuant to the Purchase Agreement;

          (2)  satisfied all of Specialty Laboratories' other obligations under the Purchase Agreement; and

          (3)  paid to BNPPLC all Base Rent and other Rent due on or before or accrued through the Designated Sale Date.

The failure of Specialty Laboratories to satisfy the foregoing conditions will not prevent a termination of this Lease pursuant to subparagraphs 1.(B) or 1.(C).

2.    USE AND CONDITION OF THE PROPERTY.

        (A)    Use.    Subject to the Permitted Encumbrances, the Development Documents and the terms hereof, Specialty Laboratories may use and occupy the Property during the Term, but only for the following purposes and other lawful purposes incidental thereto:

          (1)  scientific research, development and small scale manufacturing related to businesses in which Specialty Laboratories is engaged, which may involve among other things the construction and use of laboratories and a central utilities plant;

          (2)  support functions for such research, development and manufacturing uses, including parking, food services, library, processing, distribution, warehousing and similar uses;

          (3)  administrative and office space;

Lease Agreement - Page 3

          (4)  employee amenities and other support facilities for people working in the Improvements or other facilities in the vicinity of the Improvements; and

          (5)  other lawful purposes approved in advance and in writing by BNPPLC, which approval will not be unreasonably withheld after completion of the Construction Project (but Specialty Laboratories acknowledges that BNPPLC's withholding of such approval shall be reasonable if BNPPLC determines in good faith that giving the approval may materially increase BNPPLC's risk of liability for any existing or future environmental problem).

        (B)    Condition of the Property.    Specialty Laboratories acknowledges that it has carefully and fully inspected the Property and accepts the Property in its present state, AS IS, and without any representation or warranty, express or implied, as to the condition of such property or as to the use which may be made thereof. Specialty Laboratories also accepts the Property without any covenant, representation or warranty, express or implied, by BNPPLC or its Affiliates regarding the title thereto or the rights of any parties in possession of any part thereof, except as expressly set forth in Paragraph 16. BNPPLC shall not be responsible for any latent or other defect or change of condition in the Land or in the Improvements, fixtures and personal property forming a part of the Property or for any violations with respect thereto of Applicable Laws. Further, BNPPLC shall not be required to furnish to Specialty Laboratories any facilities or services of any kind, including water, steam, heat, gas, air conditioning, electricity, light or power.

        (C)    Consideration for and Scope of Waiver.    The provisions of subparagraph 2.(B) above have been negotiated by BNPPLC and Specialty Laboratories after due consideration for the Rent payable hereunder and are intended to be a complete exclusion and negation of any representations or warranties of BNPPLC or its Affiliates, express or implied, with respect to the Property that may arise pursuant to any law now or hereafter in effect or otherwise, except as expressly set forth herein.

        However, such exclusion of representations and warranties by BNPPLC is not intended to impair any representations or warranties made by other parties, including any architects, engineers or contractors engaged to work on the Construction Project, the benefit of which may pass to Specialty Laboratories during the Term because of the definition of Personal Property and Property above.

3.    RENT.

        (A)    Base Rent Generally.    On each Base Rent Date through the end of the Term, Specialty Laboratories shall pay BNPPLC rent ("Base Rent"), calculated as provided below. Each payment of Base Rent must be received by BNPPLC no later than 10:00 a.m. (Pacific time) on the date it becomes due; if received after 10:00 a.m. (Pacific time) it will be considered for purposes of this Lease as received on the next following Business Day. At least five days prior to any Base Rent Date upon which an installment of Base Rent shall become due, BNPPLC shall notify Specialty Laboratories in writing of the amount of each installment, calculated as provided below. Any failure by BNPPLC to so notify Specialty Laboratories, however, shall not constitute a waiver of BNPPLC's right to payment, but absent such notice Specialty Laboratories shall not be in default hereunder for any underpayment resulting therefrom if Specialty Laboratories, in good faith, reasonably estimates the payment required, makes a timely payment of the amount so estimated and corrects any underpayment within three Business Days after being notified by BNPPLC of the underpayment.

        (B)    Impact of Collateral Upon Formulas.    To ease the administrative burden of this Lease and the Pledge Agreement, the formulas for calculating Base Rent set out below in subparagraph 3.(C) reflect a reduction in the Base Rent equal to the interest that would accrue on any Collateral provided in accordance with the requirements of the Pledge Agreement from time to time if the Accounts (as defined in the Pledge Agreement) bore interest at the Effective Rate. BNPPLC has agreed to such reduction to provide Specialty Laboratories with the economic equivalent of interest on such Collateral, and in return Specialty Laboratories has agreed to the provisions of the Pledge Agreement that excuse

Lease Agreement - Page 4

the actual payment of interest on the Accounts. By incorporating such reduction of Base Rent into the formulas below, and by providing for noninterest bearing Accounts in the Pledge Agreement, the parties will avoid an unnecessary and cumbersome periodic exchange of equal payments. It is not, however, the intent of the parties to understate Base Rent or interest for financial reporting purposes. Accordingly, for purposes of any financial reports that this Lease requires of Specialty Laboratories from time to time, Specialty Laboratories may report Base Rent as if there had been no such reduction and as if the Collateral from time to time provided in accordance with the requirements of the Pledge Agreement had been maintained in Accounts bearing interest at the Effective Rate.

        (C)    Calculation of and Due Dates for Base Rent.    Unless Specialty Laboratories is excused from the obligation to pay Base Rent pursuant to subparagraph 3.(E) after having paid BNPPLC one or more 97-10/Prepayments, the payments of Base Rent shall be calculated and become due as follows:

          (1)    Determination of Payment Due Dates Generally.    For all Base Rent Periods subject to a Base Rate Period Election or to a LIBOR Period Election of one month or three, Base Rent shall be due in one installment on the Base Rent Date upon which the Base Rent Period ends. For Base Rent Periods subject to a LIBOR Period Election of six months, Base Rent shall be payable in two installments, with the first installment becoming due on the Base Rent Date that occurs on the first Business Day of the third calendar month following the commencement of such Base Rent Period, and with the second installment becoming due on the Base Rent Date upon which the Base Rent Period ends.

          (2)    Special Adjustments to Base Rent Payment Dates and Periods.    Notwithstanding the foregoing, if Specialty Laboratories or any Applicable Purchaser purchases BNPPLC's interest in the Property pursuant to the Purchase Agreement, any accrued unpaid Base Rent and all outstanding Additional Rent shall be due on the date of purchase in addition to the purchase price and other sums due BNPPLC under the Purchase Agreement.

          (3)    Base Rent Formula.    Each installment of Base Rent payable for any Base Rent Period shall equal:

    •
    Stipulated Loss Value on the first day of such Base Rent Period, less Losses (if any) that BNPPLC suffered or incurred prior to the Term and that qualify as Pre-lease Force Majeure Losses as defined in the Construction Management Agreement, times

    •
    the sum of:

    (A)
    the product of:

    (1)
    the Collateral Percentage for such Base Rent Period, times

    (2)
    the Secured Spread, plus

    (B)
    the product of:

    (1)
    one minus the Collateral Percentage for such Base Rent Period, times

    (2)
    the sum of the Effective Rate and the Unsecured Spread for the period from and including the preceding Base Rent Date to but not including the Base Rent Date upon which the installment is due, times

    •
    the number of days in the period from and including the preceding Base Rent Date to but not including the Base Rent Date upon which the installment is due, divided by

    •
    three hundred sixty.

        Assume, only for the purpose of illustration: that the Collateral Percentage for a hypothetical Base Rent Period is twenty percent (20%); that prior to the first day of such Base Rent Period the

Lease Agreement - Page 5

Construction Allowance has been fully funded, and no Pre-lease Force Majeure Losses have occurred, but Qualified Prepayments have been received by BNPPLC, leaving a Stipulated Loss Value of $50,000,000; that the Effective Rate for the Base Rent Period is 6%; that the Secured Spread is fifty basis points (50/100 of 1%) and the Unsecured Spread is one hundred fifty basis points (150/100 of 1%); and that such Base Rent Period contains exactly thirty days. Under such assumptions, the Base Rent for the hypothetical Base Rent Period will equal:

$50,000,000 ×{(20% × .50%) +([1 -20%] ×[6% + 1.50%])} ×30/360 = $254,167

        (D)    Administrative Agency Fees.    On each anniversary of the Effective Date after the Completion Date and prior to the Designated Sale Date, Specialty Laboratories shall pay BNPPLC an administrative agency fee (an "Administrative Agency Fee") as provided in the Term Sheet, unless Specialty Laboratories is excused from making such payments pursuant to subparagraph 3.(E) after having made one or more Issue 97-10/Prepayments. Each payment of an Administrative Agency Fee hereunder shall represent Additional Rent for the first Construction Period or Base Rent Period during which it first becomes due.

        (E)    Abatement of Base Rent and Administrative Agency Fees After 97-10/Prepayments.    If a Termination of Specialty Laboratories' Work occurs prior to the Lease Commencement Date, if BNPPLC demands one or more 97-10/Prepayments from Specialty Laboratories pursuant to Paragraph 9 of the Construction Management Agreement, and so long as Specialty Laboratories makes all such 97-10/Prepayments demanded by BNPPLC, Specialty Laboratories' obligation hereunder for payments of Base Rent and Administrative Agency Fees will abate.

        (F)    Additional Rent.    All amounts which Specialty Laboratories is required to pay to or on behalf of BNPPLC pursuant to this Lease, together with every charge, premium, interest and cost set forth herein which may be added for nonpayment or late payment thereof, shall constitute rent (all such amounts, other than Base Rent, are herein called "Additional Rent", and together Base Rent and Additional Rent are herein sometimes called "Rent").

        (G)    No Demand or Setoff.    Except as expressly provided herein, Specialty Laboratories shall pay all Rent without notice or demand and without counterclaim, deduction, setoff or defense.

        (H)    Default Interest and Order of Application.    All Rent shall bear interest, if not paid when first due, at the Default Rate in effect from time to time from the date due until paid; provided, that nothing herein contained will be construed as permitting the charging or collection of interest at a rate exceeding the maximum rate permitted under Applicable Laws. BNPPLC shall be entitled to apply any amounts paid by or on behalf of Specialty Laboratories against any Rent then past due in the order the same became due or in such other order as BNPPLC may elect.

4.    NATURE OF THIS AGREEMENT.

        (A)    "Net" Lease Generally.    Subject only to the exceptions listed in subparagraph 5.(D) below, it is the intention of BNPPLC and Specialty Laboratories that Base Rent and other payments herein specified shall be absolutely net to BNPPLC and that Specialty Laboratories shall pay all costs, expenses and obligations of every kind relating to the Property or this Lease which may arise or become due, including: (i) any taxes payable by virtue of BNPPLC's receipt of amounts paid to or on behalf of BNPPLC in accordance with Paragraph 5; (ii) any amount for which BNPPLC is or becomes liable with respect to the Ground Lease, the Permitted Encumbrances or the Development Documents; and (iii) any costs incurred by BNPPLC (including Attorneys' Fees) because of BNPPLC's acquisition or ownership of any interest in the Property or because of this Lease or the transactions contemplated herein.

        (B)    No Termination.    Except as expressly provided in this Lease itself, this Lease shall not terminate, nor shall Specialty Laboratories have any right to terminate this Lease, nor shall Specialty

Lease Agreement - Page 6

Laboratories be entitled to any abatement of the Rent, nor shall the obligations of Specialty Laboratories under this Lease be excused, for any reason whatsoever, including any of the following: (i) any damage to or the destruction of all or any part of the Property from whatever cause, (ii) the taking of the Property or any portion thereof by eminent domain or otherwise for any reason, (iii) the prohibition, limitation or restriction of Specialty Laboratories' use or development of all or any portion of the Property or any interference with such use by governmental action or otherwise, (iv) any eviction of Specialty Laboratories or of anyone claiming through or under Specialty Laboratories, (v) any default on the part of BNPPLC under this Lease or under any other agreement to which BNPPLC and Specialty Laboratories are parties, (vi) the inadequacy in any way whatsoever of the design, construction, assembly or installation of any improvements, fixtures or tangible personal property included in the Property (it being understood that BNPPLC has not made, does not make and will not make any representation express or implied as to the adequacy thereof), (vii) any latent or other defect in the Property or any change in the condition thereof or the existence with respect to the Property of any violations of Applicable Laws, or (vii) any other cause whether similar or dissimilar to the foregoing. It is the intention of the parties hereto that the obligations of Specialty Laboratories hereunder shall be separate and independent of the covenants and agreements of BNPPLC, that Base Rent and all other sums payable by Specialty Laboratories hereunder shall continue to be payable in all events and that the obligations of Specialty Laboratories hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or limited pursuant to an express provision of this Lease. Without limiting the foregoing, Specialty Laboratories waives to the extent permitted by Applicable Laws, except as otherwise expressly provided herein, all rights to which Specialty Laboratories may now or hereafter be entitled by law (including any such rights arising because of any implied "warranty of suitability" or other warranty under Applicable Laws) (i) to quit, terminate or surrender this Lease or the Property or any part thereof or (ii) to any abatement, suspension, deferment or reduction of the Rent.

        However, nothing in this subparagraph 4.(B) shall be construed as a waiver by Specialty Laboratories of any right Specialty Laboratories may have at law or in equity to the following remedies, whether because of BNPPLC's failure to remove a Lien Removable by BNPPLC or because of any other default by BNPPLC under this Lease that continues beyond the period for cure provided in Paragraph 15: (i) the recovery of monetary damages, (ii) injunctive relief in case of the violation, or attempted or threatened violation, by BNPPLC of any of the express covenants, agreements, conditions or provisions of this Lease which are binding upon BNPPLC (including the confidentiality provisions set forth in Paragraph 25 below), or (iii) a decree compelling performance by BNPPLC of any of the express covenants, agreements, conditions or provisions of this Lease which are binding upon BNPPLC.

        (C)    Characterization of this Lease.

          (1)  Both Specialty Laboratories and BNPPLC intend and expect that:

            (A)  For purposes of determining their respective federal, state and local income tax obligations, this Lease and the Purchase Agreement will constitute a financing arrangement or conditional sale. Thus, Specialty Laboratories (and not BNPPLC) will be treated as the true owner of the Property for income tax purposes, thereby entitling Specialty Laboratories (and not BNPPLC) to take depreciation deductions and other tax benefits available to the owner. REFERENCES IN THIS LEASE OR IN THE PURCHASE AGREEMENT TO "LEASE" OR TO "LEASED PROPERTY" OR OTHER WORDS OF LIKE EFFECT DO NOT REFLECT ANY UNDERSTANDING CONTRARY TO THE FOREGOING ABOUT THE FORM OF THE TRANSACTIONS COVERED BY, OR THE PROPER CHARACTERIZATION OF, THIS LEASE AND THE PURCHASE AGREEMENT FOR INCOME TAX PURPOSES.

            (B)  For other purposes, including the determination of the appropriate financial accounting for this Lease and the determination of their respective rights and remedies under state law, BNPPLC

Lease Agreement - Page 7

    and Specialty Laboratories believe and intend that (i) this Lease constitutes a true lease, not a financing arrangement, enforceable in accordance with its express terms and (ii) each of the other Operative Documents, including the Purchase Agreement, shall constitute a separate and independent contract, enforceable in accordance with the express terms and conditions set forth therein. In this regard, Specialty Laboratories acknowledges that Specialty Laboratories asked BNPPLC to participate in the transactions evidenced by this Lease and the other Operative Documents as a landlord and owner of the Property, not as a lender. Although other transactions might have been used to accomplish similar results, Specialty Laboratories expects to receive certain material accounting and other advantages through the use of a lease transaction. Accordingly, and notwithstanding the reporting for income tax purposes, Specialty Laboratories cannot equitably deny that this Lease and the Purchase Agreement should be construed and enforced under applicable state law in accordance with their respective terms, rather than as a mortgage or other security device, in any action brought by BNPPLC to enforce this Lease, the Purchase Agreement or the other Operative Documents.

            (C)  If, contrary to the intent of the parties as expressed in the preceding subparagraph (B), a judicial determination is made that this Lease and the other Operative Documents constitute a financing arrangement under applicable state law, then BNPPLC will be deemed a lender making a loan to Specialty Laboratories in the principal amount equal to Stipulated Loss Value, which is secured by (among other things) a mortgage lien against the Real Property (including a leasehold estate governed by the terms and conditions set forth in the Ground Lease), and Specialty Laboratories shall be treated as the owner of the Property and will be entitled to, inter alia, all tax benefits available to the owner of the Property. In furtherance of such intent, Specialty Laboratories hereby grants to BNPPLC a mortgage and security interest against all rights, titles and interests of Specialty Laboratories in and to the Property. Further, if any court should decline to honor the parties intent to construe Specialty Laboratories' obligations under the Purchase Agreement as being separate and distinct from its obligations under this Lease, then this Lease, the Purchase Agreement and the other Operative Documents shall be treated as a financing arrangement and mortgage. Accordingly, in no event will the obligations of Specialty Laboratories under the Purchase Agreement be construed as obligations of a tenant under a lease in any proceedings affecting Specialty Laboratories or BNPPLC, including any bankruptcy, insolvency or receivership proceedings or any enforcement or collection actions arising out of such proceedings.

          (2)  Notwithstanding the foregoing, Specialty Laboratories acknowledges and agrees that none of BNPPLC or the other Interested Parties has made, or shall be deemed to have made, in the Operative Documents or otherwise, any representations or warranties concerning how this Lease and the other Operative Documents will be characterized or treated under applicable accounting rules, income tax, regulatory, commercial or real estate law, bankruptcy, insolvency or receivership law or any other rules or concerning the tax, accounting or legal characteristics of the Operative Documents. Specialty Laboratories further acknowledges and agrees that it has, as it deemed appropriate, obtained from and relied upon its own professional accountants, counsel and other advisors for such tax, accounting and legal advice concerning the Operative Documents.

          (3)  In any event, without limiting Specialty Laboratories' obligations under subparagraph 5.(C) below, but subject to the exceptions listed in subparagraph 5.(D), Specialty Laboratories must indemnify and hold harmless BNPPLC from and against all liabilities, costs, additional taxes and other expenses that may arise or become due because of any refusal of United States taxing authorities to recognize and give effect to the intention of the parties as set forth in subparagraph 4.(C)(1) (including any additional income or capital gains tax that may become due because of payments to BNPPLC of the purchase price upon any sale under the Purchase Agreement) because of the insistence of such taxing authorities that BNPPLC be treated as the "true owner"

Lease Agreement - Page 8

  of the Property for tax purposes, to the extent (if any) that such liabilities, costs, additional taxes and other expenses are not offset by tax savings to BNPPLC resulting from additional depreciation deductions or other tax benefits available to BNPPLC as a result of the position taken by such taxing authorities.

5.    PAYMENT OF EXECUTORY COSTS AND LOSSES RELATED TO THE PROPERTY.

        (A)    Impositions.    Subject only to the exceptions listed in subparagraph 5.(D) below, Specialty Laboratories shall pay or cause to be paid prior to delinquency all ad valorem taxes assessed against the Property and other Impositions. If requested by BNPPLC from time to time, Specialty Laboratories shall furnish BNPPLC with receipts or other appropriate evidence showing payment of all Impositions at least ten days prior to the applicable delinquency date therefor.

        Notwithstanding the foregoing, Specialty Laboratories may in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted Imposition, and pending such contest Specialty Laboratories shall not be deemed in default under any of the provisions of this Lease because of the Imposition if (1) Specialty Laboratories diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and (2) Specialty Laboratories promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs, penalties and interest thereon, promptly after such judgment becomes final; provided, however, in any event each such contest shall be concluded and the contested Impositions must be paid by Specialty Laboratories prior to the earlier of (i) the date that any criminal prosecution is instituted or overtly threatened against BNPPLC or its directors, officers or employees because of the nonpayment thereof or (ii) the date any writ or order is issued under which any property owned or leased by BNPPLC (including the Property) may be seized or sold or any other action is taken or overtly threatened against BNPPLC or against any property owned or leased by BNPPLC because of the nonpayment thereof, or (iii) any Designated Sale Date upon which, for any reason, Specialty Laboratories or an Affiliate of Specialty Laboratories or any Applicable Purchaser shall not purchase BNPPLC's interest in the Property pursuant to the Purchase Agreement for a price to BNPPLC (when taken together with any Supplemental Payment paid by Specialty Laboratories pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.

        (B)    Increased Costs; Capital Adequacy Charges.    Subject only to the exceptions listed in subparagraph 5.(D) below:

          (1)  If during the Term there shall be any increase in the cost to BNPPLC's Parent or any other Participant agreeing to make or making, funding or maintaining advances to BNPPLC in connection with the Property because of any Banking Rules Change, then Specialty Laboratories shall from time to time, pay to BNPPLC for the account of BNPPLC's Parent or such other Participant, as the case may be, additional amounts sufficient to compensate BNPPLC's Parent or the Participant for such increased cost. A certificate as to the amount of such increased cost, submitted to BNPPLC and Specialty Laboratories by BNPPLC's Parent or the other Participant, shall be conclusive and binding upon Specialty Laboratories, absent clear and demonstrable error.

          (2)  BNPPLC's Parent or any other Participant may demand additional payments ("Capital Adequacy Charges") if BNPPLC's Parent or the other Participant determines that any Banking Rules Change affects the amount of capital to be maintained by it and that the amount of such capital is increased by or based upon the existence of advances made or to be made to BNPPLC to permit BNPPLC to maintain BNPPLC's investment in the Property. To the extent that BNPPLC's Parent or another Participant demands Capital Adequacy Charges as compensation for the additional capital requirements reasonably allocable to such investment or advances, Specialty Laboratories shall pay to BNPPLC for the account of BNPPLC's Parent or the other Participant, as the case may be, the amount so demanded.

Lease Agreement - Page 9

          (3)  Notwithstanding the foregoing provisions of this subparagraph 5.(B), Specialty Laboratories shall not be obligated to pay any claim for compensation pursuant to this subparagraph 5.(B) arising or accruing more than nine months prior to the date Specialty Laboratories is notified that BNPPLC or a Participant intends to make the claim; provided, however, that Specialty Laboratories shall not be excused by this subparagraph from providing such compensation for any period during which notice on behalf of BNPPLC or the Participant, as the case may be, could not be provided because of the retroactive application of the statute, regulation or other basis for the claim. Further, BNPPLC shall cause BNPPLC's Parent and any other Participant that is an Affiliate of BNPPLC to use commercially reasonable efforts—to the extent the Participant can do so without incurring any out-of-pocket costs other than costs which are reimbursable by Specialty Laboratories hereunder—to reduce or eliminate any claim for compensation pursuant to this subparagraph 5.(B), including a change in the office of such Participant through which it provides and maintains Funding Advances if such change will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Participant, be otherwise disadvantageous to it. It is understood that Specialty Laboratories may also request similar commercial reasonable efforts on the part of any Participant that is not an Affiliate of BNPPLC, but if a claim for additional compensation by any such Participant is not eliminated or waived, then Specialty Laboratories may request that BNPPLC replace such Participant under the Participation Agreement. BNPPLC will endeavor in good faith to satisfy any such request; provided, that no 97-10/Event has occurred and no Event of Default has occurred and is continuing; and, provided further, BNPPLC shall be entitled to impose the same conditions to any such replacement that subparagraph 4(G)(3)(c) of the Construction Management Agreement allows BNPPLC to impose in the case of a replacement of a Defaulting Participant. (Nothing in this subparagraph will be construed to require BNPPLC's Parent or any other Participant to create any new office through which to make or maintain Funding Advances.)

          (4)  Any amount required to be paid by Specialty Laboratories under this subparagraph 5.(B) shall be due thirty days after a notice requesting such payment is received by Specialty Laboratories.

        (C)    Specialty Laboratories' Payment of Other Losses; General Indemnification.    Subject only to the exceptions listed in subparagraph 5.(D) below:

          (1)  All Losses (including Environmental Losses) asserted against or incurred or suffered by BNPPLC or other Interested Parties at any time and from time to time on or after the Completion Date by reason of, in connection with or arising out of (A) their ownership or alleged ownership of any interest in the Property or the Rents, (B) the use and operation of the Property, (C) the negotiation, administration or enforcement of the Operative Documents, (D) the making of Funding Advances, (E) any construction of or repairs or restoration of any of the Improvements, (F) the breach by Specialty Laboratories of this Lease, any other Operative Document or any other document executed by Specialty Laboratories in connection herewith, (G) any failure of the Property or Specialty Laboratories itself to comply with Applicable Laws, (H) Permitted Encumbrances, (I) Hazardous Substance Activities, including those occurring prior to the Term, (J) any obligations of BNPPLC under the Ground Lease or the Closing Certificate, or (K) any bodily or personal injury or death or property damage occurring in or upon or in the vicinity of the Property through any cause whatsoever, shall be paid by Specialty Laboratories, and Specialty Laboratories shall indemnify and defend BNPPLC and other Interested Parties from and against all such Losses.

          (2)  THE INDEMNITIES AND RELEASES PROVIDED HEREIN FOR THE BENEFIT OF BNPPLC AND OTHER INTERESTED PARTIES, INCLUDING THE INDEMNITY SET FORTH IN THE PRECEDING SUBPARAGRAPH 5.(C)(1), SHALL APPLY EVEN IF AND WHEN THE SUBJECT MATTERS OF THE INDEMNITIES AND RELEASES ARE CAUSED BY OR ARISE

Lease Agreement - Page 10

  OUT OF THE NEGLIGENCE OR STRICT LIABILITY OF BNPPLC OR ANOTHER INTERESTED PARTY. FURTHER, SUCH INDEMNITIES AND RELEASES WILL APPLY EVEN IF INSURANCE OBTAINED BY SPECIALTY LABORATORIES OR REQUIRED OF SPECIALTY LABORATORIES BY THIS LEASE OR OTHER OPERATIVE DOCUMENTS IS NOT ADEQUATE TO COVER LOSSES AGAINST OR FOR WHICH THE INDEMNITIES AND RELEASES ARE PROVIDED. SPECIALTY LABORATORIES= LIABILITY, HOWEVER, FOR ANY FAILURE TO OBTAIN INSURANCE REQUIRED BY THIS LEASE OR OTHER OPERATIVE DOCUMENTS WILL NOT BE LIMITED TO LOSSES AGAINST WHICH INDEMNITIES ARE PROVIDED HEREIN, IT BEING UNDERSTOOD THAT SUCH INSURANCE IS INTENDED TO DO MORE THAN PROVIDE A SOURCE OF PAYMENT FOR LOSSES AGAINST WHICH BNPPLC AND OTHER INTERESTED PARTIES ARE ENTITLED TO INDEMNIFICATION BY THIS LEASE.

          (3)  Costs and expenses for which Specialty Laboratories shall be responsible pursuant to this subparagraph 5.(C) will include Attorneys' Fees incurred by BNPPLC with respect to the Property or the administration of this Lease and the other Operative Documents. Such costs and expenses will also include all rent or other payments required of BNPPLC under the Ground Lease, so long as this Lease shall remain in force. Further, if Specialty Laboratories receives approval from BNPPLC to expand the permitted uses of the Property as provided in subparagraph 2.(A)(5) and the new permitted uses increase BNPPLC's administrative burden of complying with or monitoring Specialty Laboratories' compliance with the requirements of this Lease or other Operative Documents, then the costs of meeting the increased burden (including a fair allocation of the salary of any person involved in meeting that burden) will be included in the costs and expenses for which Specialty Laboratories shall be responsible pursuant to this subparagraph 5.(C).

          (4)  Specialty Laboratories' obligations under this subparagraph 5.(C) shall survive the termination or expiration of this Lease. Any amount to be paid by Specialty Laboratories under this subparagraph 5.(C) shall be due thirty days after a notice requesting such payment is received by Specialty Laboratories.

          (5)  If an Interested Party notifies Specialty Laboratories of any claim or proceeding included in, or any investigation or allegation concerning, Losses for which Specialty Laboratories is responsible pursuant to this subparagraph 5.(C), Specialty Laboratories shall assume on behalf of the Interested Party and conduct with due diligence and in good faith the investigation and defense thereof and the response thereto with counsel selected by Specialty Laboratories, but reasonably satisfactory to the Interested Party; provided, that the Interested Party shall have the right to be represented by advisory counsel of its own selection and at its own expense; and provided further, that if any such claim, proceeding, investigation or allegation involves both Specialty Laboratories and the Interested Party and the Interested Party shall have reasonably concluded that there are legal defenses available to it which are inconsistent with those available to Specialty Laboratories, then the Interested Party shall have the right to select separate counsel to participate in the investigation and defense of and response to such claim, proceeding, investigation or allegation on its own behalf, and Specialty Laboratories shall pay or reimburse the Interested Party for all Attorney's Fees incurred by the Interested Party because of the selection of such separate counsel. If Specialty Laboratories fails to assume promptly (and in any event within fifteen days after being notified of the applicable claim, proceeding, investigation or allegation) the defense of the Interested Party, then the Interested Party may contest (or settle, with the prior consent of Specialty Laboratories, which consent will not be unreasonably withheld) the claim, proceeding, investigation or allegation at Specialty Laboratories' expense using counsel selected by the Interested Party. Moreover, if any such failure by Specialty Laboratories continues for thirty days or more after Specialty Laboratories is notified of any such claim, proceeding, investigation or allegation, then the Interested Party may provide an additional notice of its rights to contest or

Lease Agreement - Page 11

  settle pursuant to this paragraph. And if such failure continues for yet another thirty days after such additional notice is given, then the Interested Party may elect not to contest or continue contesting such claim, proceeding, investigation or allegation and instead, in accordance with the written advice of counsel, settle (or pay in full) any or all claims against the Interested Party related thereto without Specialty Laboratories' consent and without releasing Specialty Laboratories from any obligations to the Interested Party under this subparagraph 5.(C). The right to settle as described in the preceding sentence, however, shall not be construed as authorization to bind Specialty Laboratories itself to any admission of liability or responsibility or to any settlement agreement or other contract made with a third party claimant. Further, it is understood that no Interested Party shall bind or purport to bind Specialty Laboratories to any such admission or settlement agreement or other contract.

        (D)    Exceptions and Qualifications to Indemnities.

          (1)  BNPPLC acknowledges and agrees that nothing in Paragraph 4 or the preceding subparagraphs of this Paragraph 5 shall be construed to require Specialty Laboratories to pay or reimburse:

            (a)  any costs or expenses incurred by any Interested Party (including BNPPLC or any transferee of BNPPLC) to accomplish any Permitted Transfers described in clauses (4) or (5) of the definition thereof in the Common Definitions and Provisions Agreement;

            (b)  Excluded Taxes;

            (c)  Losses incurred or suffered by any Interested Party that are proximately caused by (and attributed by any applicable principles of comparative fault to) the Established Misconduct of that Interested Party;

            (d)  Losses incurred or suffered in connection with the execution of the Participation Agreement by Participants (or supplements making them parties thereto) or in connection with any negotiation or due diligence Participants may undertake before entering into the Participation Agreement; or

            (e)  any decline in the value of the Property solely by reason of decline in general market conditions and not because of any breach of this Lease or other Operative Documents by Specialty Laboratories.

          (2)  Further, if an Interested Party receives a written notice of Losses that such Interested Party believes are covered by the indemnity in subparagraph 5.(C)(1), then such Interested Party will be expected to promptly furnish a copy of such notice to Specialty Laboratories. The failure to so provide a copy of the notice to Specialty Laboratories shall not excuse Specialty Laboratories from its obligations under subparagraph 5.(C)(1); provided, that if such failure continues for more than fifteen days after the notice is received by such Interested Party and Specialty Laboratories is unaware of the matters described in the notice, with the result that Specialty Laboratories is unable to assert defenses or to take other actions which could minimize its obligations, then Specialty Laboratories shall be excused from its obligation to indemnify such Interested Party (and any Affiliate of such Interested Party) against the Losses, if any, which would not have been incurred or suffered but for such failure. For example, if BNPPLC fails to provide Specialty Laboratories with a copy of a notice of an obligation covered by the indemnity set out in subparagraph 5.(C)(1) and Specialty Laboratories is not otherwise already aware of such obligation, and if as a result of such failure BNPPLC becomes liable for penalties and interest covered by the indemnity in excess of the penalties and interest that would have accrued if Specialty Laboratories had been promptly provided with a copy of the notice, then Specialty Laboratories will be excused from any obligation to BNPPLC (or any Affiliate of BNPPLC) to pay the excess.

Lease Agreement - Page 12

        (E)    Tax Reductions Related to Indemnity Payments by Specialty Laboratories.

          (1)  As used herein with respect to Losses for which Specialty Laboratories reimburses or indemnifies BNPPLC or another Interested Party, "Tax Reduction" means the amount by which the taxes of BNPPLC or such Interested Party that are not subject to indemnification pursuant to this Paragraph 5 are reduced (whether by reason of a deduction, credit, allocation, or apportionment of income or otherwise) because of such Losses, less any increase in such taxes that occurs by reason of such reimbursement to or indemnification by Specialty Laboratories.

          (2)  If with respect to Losses that Specialty Laboratories reimburses to or pays for BNPPLC pursuant to this Paragraph 5, BNPPLC receives a Tax Reduction which has not already been taken into account in calculating the amount of such reimbursement or payment by Specialty Laboratories, then BNPPLC shall pay to Specialty Laboratories the lesser of: (i) (A) the amount of such Tax Reduction, plus (B) the amount of any further reduction of BNPPLC's taxes that are not subject to indemnification by Specialty Laboratories pursuant to this Paragraph 5 because of the payments BNPPLC must make to Specialty Laboratories pursuant to this subparagraph; and (ii) the amount so reimbursed to or paid for BNPPLC by Specialty Laboratories. If it is subsequently determined that BNPPLC was not entitled to such Tax Reduction, the portion of such Tax Reduction (or any tax savings taken into account in making any payment on an after tax basis) that is repaid or recaptured will be treated as a Loss for which Specialty Laboratories must indemnify BNPPLC pursuant to this Paragraph 5 without regard to subparagraph (C) hereof.

          (3)  If with respect to Losses that Specialty Laboratories reimburses to or pays to an Interested Party (other than BNPPLC) pursuant to this Paragraph 5, such Interested Party receives a Tax Reduction which has not already been taken into account in calculating the amount of such reimbursement or payment by Specialty Laboratories, then Specialty Laboratories may demand that such Interested Party pay to Specialty Laboratories the lesser of: (i)(A) the amount of such Tax Reduction, plus (B) the amount of any further reduction of such Interested Party's taxes that are not subject to indemnification by Specialty Laboratories pursuant to this Paragraph 5 because of the payments such Interested Party must make to Specialty Laboratories pursuant to this subparagraph; and (ii) the amount so reimbursed to or paid for such Interested Party by Specialty Laboratories. If it is subsequently determined that such Interested Party was not entitled to such Tax Reduction, the portion of such Tax Reduction (or any tax savings taken into account in making any payment on an after tax basis) that is repaid or recaptured will be treated as a Loss for which Specialty Laboratories must indemnify such Interested Party pursuant to this Paragraph 5 without regard to subparagraph (C) hereof.

          (4)  Notwithstanding the foregoing, in no event shall BNPPLC or any other Interested Party be required to make any payment to Specialty Laboratories pursuant to this subparagraph 5.(E) when any Event of Default has occurred and is continuing.

        (F)    Refunds and Credits Related to Losses Paid by Specialty Laboratories.

          (1)  If BNPPLC receives a refund of any Losses paid, reimbursed or advanced by Specialty Laboratories pursuant to this Paragraph 5, BNPPLC shall promptly shall pay to Specialty Laboratories the amount of such refund, plus or minus any net tax benefits or detriments realized by BNPPLC as a result of such refund and such payment to Specialty Laboratories; provided, that the amount payable to Specialty Laboratories shall not exceed the amount of the indemnity payment in respect of such refunded Losses that was made by Specialty Laboratories. If it is subsequently determined that BNPPLC was not entitled to such refund, the portion of such refund that is repaid or recaptured will be treated as a Loss for which Specialty Laboratories must indemnify BNPPLC pursuant to this Paragraph 5 without regard to subparagraph (C) hereof. If, in connection any such refund, BNPPLC also receives an amount representing interest on such refund, BNPPLC shall promptly pay to Specialty Laboratories the amount of such interest, plus or

Lease Agreement - Page 13

  minus any net tax benefits or detriments realized by BNPPLC as a result of the receipt or accrual of such interest and as a result of the such payment to Specialty Laboratories; provided that BNPPLC will not be required to make any such payment in respect of the interest (if any) that is fairly attributable to a period before Specialty Laboratories paid, reimbursed or advanced the Losses refunded to BNPPLC.

          (2)  If any Interested Party (other than BNPPLC itself) receives a refund of any Loss paid, reimbursed or advanced by Specialty Laboratories pursuant to this Paragraph 5, Specialty Laboratories may demand that such Interested Party promptly pay to Specialty Laboratories the amount of such refund, plus or minus any net tax benefits or detriments realized by such Interested Party as a result of such refund and such payment to Specialty Laboratories; provided, that the amount payable to Specialty Laboratories shall not exceed the amount of the indemnity payment in respect of such refunded Losses that was made by Specialty Laboratories. If it is subsequently determined that such Interested Party was not entitled to such refund, the portion of such refund that is repaid or recaptured will be treated as an Loss for which Specialty Laboratories must indemnify such Interested Party pursuant to this Paragraph 5 without regard to subparagraph (C) hereof. If, in connection any such refund, such Interested Party also receives an amount representing interest on such refund, Specialty Laboratories may demand that such Interested Party promptly pay to Specialty Laboratories the amount of such interest, plus or minus any net tax benefits or detriments realized by such Interested Party as a result of the receipt or accrual of such interest and as a result of the such payment to Specialty Laboratories; provided that such Interested Party will not be required to make any such payment in respect of the interest (if any) which is fairly attributable to a period before Specialty Laboratories paid, reimbursed or advanced the Losses refunded to BNPPLC.

          (3)  As used in this subparagraph 5.(F), the term "tax benefit" will not include a reduction of taxes that are subject to indemnification by Specialty Laboratories pursuant to this Paragraph 5. Also, as used in this subparagraph 5.(F), the term "refund" shall be deemed to include credits to the extent they actually reduce taxes that would otherwise be payable by the Interested Party receiving such credits and that are not subject to indemnification by Specialty Laboratories pursuant to this Paragraph 5; provided, however, that Specialty Laboratories shall not be entitled to both a payment under the preceding subparagraph 5.(E) in respect of any such reduction and to a payment under this subparagraph 5.(F) in respect of the same reduction.

          (4)  Notwithstanding the foregoing, in no event shall BNPPLC or any other Interested Party be required to make any payment to Specialty Laboratories pursuant to this subparagraph 5.(F) when any Event of Default has occurred and is continuing.

6.    ADJUSTMENTS TO THE PROPERTY.

        (A)    Status of Property.    All Improvements on the Land from time to time shall be owned by BNPPLC and shall constitute "Property" covered by this Lease. Further, as provided in the Construction Management Agreement, to the extent heretofore or hereafter acquired (in whole or in part) with any portion of the Initial Funding Advance or with any Construction Advances or with other funds for which Specialty Laboratories receives reimbursement from the Initial Funding Advance or Construction Advances, all furnishings, furniture, chattels, permits, licenses, franchises, certificates and other personal property of whatever nature shall have been acquired on behalf of BNPPLC by Specialty Laboratories and shall constitute "Property" covered by this Lease, as shall all renewals or replacements of or substitutions for any such Property. Upon request of BNPPLC, but not more often than once in any period of twelve consecutive months, Specialty Laboratories shall deliver to BNPPLC an inventory describing all significant items of Personal Property (and, in the case of tangible personal property, showing the make, model, serial number and location thereof) other than Improvements, with a certification by Specialty Laboratories that such inventory is true and complete and that all items specified in the inventory are covered by this Lease free and clear of any Lien other than the Permitted Encumbrances or Liens Removable by BNPPLC.

Lease Agreement - Page 14

        (B)    Changes in the Land Covered by the Ground Lease.    Upon any amendment of the definition of the "Land" covered by the Ground Lease, the "Land" as defined in and covered by this Lease and the other Operative Documents will also be so amended.

7.    ENVIRONMENTAL.

        (A)    Environmental Covenants by Specialty Laboratories.    Without limiting Specialty Laboratories' obligations under the Ground Lease with respect to Hazardous Substances and Environmental Losses, Specialty Laboratories covenants that:

          (1)  Specialty Laboratories shall not conduct or permit others to conduct Hazardous Substance Activities on the Property, except Permitted Hazardous Substance Use and Remedial Work.

          (2)  Specialty Laboratories shall not discharge or permit the discharge of anything (including Permitted Hazardous Substances) on or from the Property that would require any permit under applicable Environmental Laws, other than (1) storm water runoff, (2) fume hood emissions, (3) waste water discharges through a publicly owned treatment works, (4) discharges that are a necessary part of any Remedial Work, and (5) other similar discharges consistent with the definition herein of Permitted Hazardous Substance Use which do not significantly increase the risk of Environmental Losses to BNPPLC, in each case in strict compliance with Environmental Laws.

          (3)  Following any discovery that Remedial Work is required by Environmental Laws or otherwise reasonably believed by BNPPLC to be required, and to the extent not inconsistent with the other provisions of this Lease, Specialty Laboratories shall promptly perform and diligently and continuously pursue such Remedial Work, in each case in strict compliance with Environmental Laws.

          (4)  If requested by BNPPLC in connection with any Remedial Work required by this subparagraph, Specialty Laboratories shall retain Environmental Consultants acceptable to BNPPLC to evaluate any significant new information generated during Specialty Laboratories' implementation of the Remedial Work and to discuss with Specialty Laboratories whether such new information indicates the need for any additional measures that Specialty Laboratories should take to protect the health and safety of persons (including employees, contractors and subcontractors and their employees) or to protect the environment. Specialty Laboratories shall implement any such additional measures to the extent required with respect to the Property by Environmental Laws or otherwise reasonably believed by BNPPLC to be required and to the extent not inconsistent with the other provisions of this Lease.

        (B)    Right of BNPPLC to do Remedial Work Not Performed by Specialty Laboratories.    If Specialty Laboratories' failure to cure any breach of the covenants set forth in subparagraph 7.(A) continues beyond the Environmental Cure Period (as defined below), BNPPLC may, in addition to any other remedies available to it, conduct all or any part of the Remedial Work. To the extent that Remedial Work is done by BNPPLC pursuant to the preceding sentence (including any removal of Hazardous Substances), the cost thereof shall be a demand obligation owing by Specialty Laboratories to BNPPLC. As used in this subparagraph, "Environmental Cure Period" means the period ending on the earlier of: (1) sixty days after Specialty Laboratories is notified of the breach which must be cured within such period, (2) the date that any writ or order is issued for the levy or sale of any property owned by BNPPLC (including the Property) because of such breach, (3) the date that any criminal action is instituted or overtly threatened against BNPPLC or any of its directors, officers or employees because of such breach, or (4) any Designated Sale Date upon which, for any reason, Specialty Laboratories or an Affiliate of Specialty Laboratories or any Applicable Purchaser shall not purchase BNPPLC's interest in the Property pursuant to the Purchase Agreement for a net price to BNPPLC

Lease Agreement - Page 15

(when taken together with any Supplemental Payment paid by Specialty Laboratories pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to Stipulated Loss Value.

        (C)    Environmental Inspections and Reviews.    BNPPLC reserves the right to retain Environmental Consultants to review any report prepared by Specialty Laboratories or to conduct BNPPLC's own investigation to confirm whether Specialty Laboratories is complying with the requirements of this Paragraph 7. Specialty Laboratories grants to BNPPLC and to BNPPLC's agents, employees, consultants and contractors the right to enter upon the Property during reasonable hours and after reasonable notice to inspect the Property and to perform such tests as BNPPLC deems necessary or appropriate to review or investigate Hazardous Substances in, on, under or about the Property or any discharge or suspected discharge of Hazardous Substances into groundwater or surface water from the Property. Specialty Laboratories shall promptly reimburse BNPPLC for the fees of its environmental consultants and the costs of any such inspections and tests; provided, however, BNPPLC's right to reimbursement for the reasonable fees of any consultant engaged as provided in this subparagraph or for the costs of any inspections or test undertaken as provided in this subparagraph shall be limited to the following circumstances: (1) an Event of Default shall have occurred and be continuing at the time of such engagement; (2) Specialty Laboratories shall not have exercised the Purchase Option and BNPPLC shall have retained the consultant to establish the condition of the Property prior to any conveyance thereof pursuant to the Purchase Agreement or to the expiration of this Lease; (3) BNPPLC shall have retained the consultant to satisfy any regulatory requirements applicable to BNPPLC or its Affiliates; or (4) BNPPLC shall have retained the consultant because BNPPLC has been notified of a violation of Environmental Laws concerning the Property by any governmental authority having jurisdiction.

        (D)    Communications Regarding Environmental Matters.

          (1)  Specialty Laboratories shall immediately advise BNPPLC and Participants of (1) any discovery known to Specialty Laboratories of any event or circumstance which would render any of the representations of Specialty Laboratories herein or in any of the other Operative Documents concerning environmental matters materially inaccurate or misleading if made at the time of such discovery and assuming that Specialty Laboratories was aware of all relevant facts, (2) any Remedial Work (or change in Remedial Work) required or undertaken by Specialty Laboratories or its Affiliates in response to any (A) discovery of any Hazardous Substances on, under or about the Property other than Permitted Hazardous Substances or (B) any claim for damages resulting from Hazardous Substance Activities, (3) any discovery known to Specialty Laboratories of any occurrence or condition on any real property adjoining or in the vicinity of the Property which is not disclosed in the existing Approved Plans and which would or could reasonably be expected to cause the Property or any part thereof to be subject to any ownership, occupancy, transferability or use restrictions under Environmental Laws, or (4) any investigation or inquiry known to Specialty Laboratories of any failure or alleged failure by Specialty Laboratories to comply with Environmental Laws affecting the Property by any governmental authority responsible for enforcing Environmental Laws. In such event, Specialty Laboratories shall deliver to BNPPLC within thirty days after BNPPLC's request (or such longer period as may be reasonably required), a preliminary written environmental plan setting forth a general description of the action that Specialty Laboratories proposes to take with respect thereto, if any, to bring the Property into compliance with Environmental Laws or to correct any breach by Specialty Laboratories of this Paragraph 7, including any proposed Remedial Work, the estimated cost and time of completion, the name of the contractor and a copy of the construction contract, if any, and such additional data, instruments, documents, agreements or other materials or information as BNPPLC may reasonably request.

Lease Agreement - Page 16

          (2)  Specialty Laboratories shall provide BNPPLC and Participants with copies of all material written communications with federal, state and local governments, or agencies relating to the matters listed in the preceding clause (1). Specialty Laboratories shall also provide BNPPLC and Participants with copies of any correspondence from third Persons which threaten litigation over any significant failure or alleged significant failure of Specialty Laboratories to maintain or operate the Property in accordance with Environmental Laws.

          (3)  Prior to Specialty Laboratories' submission of a Material Environmental Communication to any governmental or regulatory agency or third party, Specialty Laboratories shall, to the extent practicable, deliver to BNPPLC and Participants a draft of the proposed submission (together with the proposed date of submission), and in good faith assess and consider any comments of BNPPLC regarding the same. Promptly after BNPPLC's request, Specialty Laboratories shall meet with BNPPLC to discuss the submission, shall provide any additional information reasonably requested by BNPPLC and shall provide a written explanation to BNPPLC addressing the issues raised by comments (if any) of BNPPLC regarding the submission, including a reasoned analysis supporting any decision by Specialty Laboratories not to modify the submission in accordance with comments of BNPPLC.

8.    INSURANCE REQUIRED AND CONDEMNATION.

        (A)    Liability Insurance.    Throughout the Term Specialty Laboratories shall maintain commercial general liability insurance against claims for bodily and personal injury, death and property damage occurring in or upon or resulting from any occurrence in or upon the Property under one or more insurance policies that satisfy the Minimum Insurance Requirements. Specialty Laboratories shall deliver and maintain with BNPPLC for each liability insurance policy required by this Lease written confirmation of the policy and the scope of the coverage provided thereby issued by the applicable insurer or its authorized agent, which confirmation must also satisfy the Minimum Insurance Requirements.

        (B)    Property Insurance.    Throughout the Term Specialty Laboratories will keep all Improvements (including all alterations, additions and changes made to the Improvements) insured against fire and other casualty under one or more property insurance policies that satisfy the Minimum Insurance Requirements. Specialty Laboratories shall deliver and maintain with BNPPLC for each property insurance policy required by this Lease written confirmation of the policy and the scope of the coverage provided thereby issued by the applicable insurer or its authorized agent, which confirmation must also satisfy the Minimum Insurance Requirements. If any of the Property is destroyed or damaged by fire, explosion, windstorm, hail or by any other casualty against which insurance shall have been required hereunder, (i) BNPPLC may, but shall not be obligated to, make proof of loss if not made promptly by Specialty Laboratories after notice from BNPPLC, (ii) each insurance company concerned is hereby authorized and directed to make payment for such loss directly to BNPPLC for application as required by Paragraph 9, and (iii) BNPPLC may settle, adjust or compromise any and all claims for loss, damage or destruction under any policy or policies of insurance (provided, that if any such claim is for less than [***]*, if no 97-10/Event shall have occurred and no Event of Default shall have occurred and be continuing, Specialty Laboratories shall have the right to settle, adjust or compromise the claim as Specialty Laboratories deems appropriate; and, provided further, that so long as no 97-10/Event shall have occurred and no Event of Default shall have occurred and be continuing, BNPPLC must provide Specialty Laboratories with at least forty-five days notice of BNPPLC's intention to settle any such claim before settling it unless Specialty Laboratories shall already have approved of the settlement by BNPPLC). BNPPLC shall not be in any event or circumstances liable or responsible for failure to collect, or to exercise diligence in the collection of, any insurance proceeds. If any casualty shall result in damage to or loss or destruction of the Property, Specialty Laboratories shall give prompt notice thereof to BNPPLC and Paragraph 9 shall apply.

* PORTIONS OF THIS PAGE HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Lease Agreement - Page 17

        (C)    Failure to Obtain Insurance.    If Specialty Laboratories fails to obtain any insurance or to provide confirmation of any such insurance as required by this Lease, and shall not cure such default within three Business Days after any Responsible Financial Office of Specialty Laboratories shall become aware of such failure, BNPPLC shall be entitled (but not required) to obtain the insurance that Specialty Laboratories has failed to obtain or for which Specialty Laboratories has not provided the required confirmation and, without limiting BNPPLC's other remedies under the circumstances, BNPPLC may require Specialty Laboratories to reimburse BNPPLC for the cost of such insurance and to pay interest thereon computed at the Default Rate from the date such cost was paid by BNPPLC until the date of reimbursement by Specialty Laboratories.

        (D)    Condemnation.    Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Property or any portion thereof, or any other similar governmental or quasi-governmental proceedings arising out of injury or damage to the Property or any portion thereof, each party shall promptly notify the other (provided, however, BNPPLC shall have no liability for its failure to provide such notice) of the pendency of such proceedings. Specialty Laboratories shall, at its expense, diligently prosecute any such proceedings and shall consult with BNPPLC, its attorneys and experts and cooperate with them as reasonably requested in the carrying on or defense of any such proceedings. All proceeds of condemnation awards or proceeds of sale in lieu of condemnation with respect to the Property and all judgments, decrees and awards for injury or damage to the Property shall be paid to BNPPLC as Escrowed Proceeds, and all such proceeds will be applied as provided in Paragraph 9. BNPPLC is hereby authorized, in its own name or in the name of Specialty Laboratories or in the name of both, at any time after a 97-10/Event or when an Event of Default shall have occurred and be continuing, but not otherwise without Specialty Laboratories' prior consent, to execute and deliver valid acquittances for, and to appeal from, any such judgment, decree or award concerning condemnation of any of the Property. BNPPLC shall not be in any event or circumstances liable or responsible for failure to collect, or to exercise diligence in the collection of, any such proceeds, judgments, decrees or awards.

        Notwithstanding the foregoing provisions of this subparagraph, if condemnation proceeds totaling not more than [***]* are to be recovered as a result of a taking of less than all or substantially all of the Property, Specialty Laboratories may directly receive and hold such proceeds so long as no Event of Default shall have occurred and be continuing and so long as Specialty Laboratories applies such proceeds as required herein.

        (E)    Waiver of Subrogation.    Specialty Laboratories, for itself and for any Person claiming through it (including any insurance company claiming by way of subrogation), waives any and every claim which arises or may arise in its favor against BNPPLC or any other Interested Party for any and all Losses, to the extent that Specialty Laboratories is compensated by insurance or would be compensated by the insurance policies contemplated in this Lease, but for any deductible or self-insured retention maintained under such insurance or but for a failure of Specialty Laboratories to maintain the insurance as required by this Lease. Specialty Laboratories agrees to have such insurance policies properly endorsed so as to make them valid notwithstanding this waiver, if such endorsement is required to prevent a loss of insurance.

* PORTIONS OF THIS PAGE HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Lease Agreement - Page 18

9.    APPLICATION OF INSURANCE AND CONDEMNATION PROCEEDS.

        (A)    Collection and Application of Insurance and Condemnation Proceeds Generally.    This Paragraph 9 shall govern the application of proceeds received by BNPPLC or Specialty Laboratories during the Term from any third party (1) under any property insurance policy as a result of damage to the Property (including proceeds payable under any insurance policy covering the Property which is maintained by Specialty Laboratories), (2) as compensation for any restriction placed upon the use or development of the Property or for the condemnation of the Property or any portion thereof, or (3) because of any judgment, decree or award for injury or damage to the Property (e.g.,damage resulting from a third party's release of Hazardous Materials onto the Property); excluding, however, any funds paid to BNPPLC by BNPPLC's Parent, by an Affiliate of BNPPLC or by any Participant that is made to compensate BNPPLC for any Losses BNPPLC may suffer or incur in connection with this Lease or the Property. Except as provided in subparagraph 9.(D), Specialty Laboratories will promptly pay over to BNPPLC any insurance, condemnation or other proceeds covered by this Paragraph 9 which Specialty Laboratories may receive from any insurer, condemning authority or other third party. All proceeds covered by this Paragraph 9, including those received by BNPPLC from Specialty Laboratories or third parties, shall be applied as follows:

          (1)  First, proceeds covered by this Paragraph 9 will be used to reimburse BNPPLC for any costs and expenses, including Attorneys' Fees, that BNPPLC incurred to collect the proceeds.

          (2)  Second, the proceeds remaining after such reimbursement to BNPPLC (hereinafter, the "Remaining Proceeds") will be applied, as hereinafter more particularly provided, either as a Qualified Prepayment or to reimburse Specialty Laboratories or BNPPLC for the actual out-of-pocket costs of repairing or restoring the Property. Until, however, any Remaining Proceeds received by BNPPLC are applied by BNPPLC as a Qualified Prepayment or applied by BNPPLC to reimburse costs of repairs to or restoration of the Property pursuant to this Paragraph 9, BNPPLC shall hold and maintain such Remaining Proceeds as Escrowed Proceeds in an interest bearing account, and all interest earned on such account shall be added to and made a part of such Escrowed Proceeds.

        (B)    Advances of Escrowed Proceeds to Specialty Laboratories.    Except as otherwise provided below in this Paragraph 9, BNPPLC shall advance all Remaining Proceeds held by it as Escrowed Proceeds to reimburse Specialty Laboratories for the actual out-of-pocket cost to Specialty Laboratories of repairing or restoring the Property in accordance with the requirements of this Lease and the other Operative Documents as the applicable repair or restoration, progresses and upon compliance by Specialty Laboratories with such terms, conditions and requirements as may be reasonably imposed by BNPPLC. In no event, however, shall BNPPLC be required to pay Escrowed Proceeds to Specialty Laboratories in excess of the actual out-of-pocket cost to Specialty Laboratories of the applicable repair, restoration or replacement, as evidenced by invoices or other documentation reasonably satisfactory to BNPPLC, it being understood that BNPPLC may retain and apply any such excess as a Qualified Prepayment.

        (C)    Application of Escrowed Proceeds as a Qualified Prepayment.    Provided no 97-10/Event has occurred and no Event of Default shall have occurred and be continuing, BNPPLC shall apply any Remaining Proceeds paid to it (or other amounts available for application as a Qualified Prepayment) as a Qualified Prepayment on any date that BNPPLC is directed to do so by a notice from Specialty Laboratories; however, if such a notice from Specialty Laboratories specifies an effective date for a Qualified Prepayment that is less than five Business Days after BNPPLC's actual receipt of the notice, BNPPLC may postpone the date of the Qualified Prepayment to any date not later than five Business Days after BNPPLC's receipt of the notice. In any event, except when BNPPLC is required by the preceding sentence to apply Remaining Proceeds or other amounts as a Qualified Prepayment on an Advance Date or Base Rent Date, BNPPLC may deduct Breakage Costs incurred in connection with any Qualified Prepayment from the Remaining Proceeds or other amounts available for application as

Lease Agreement - Page 19

the Qualified Prepayment, and Specialty Laboratories will reimburse BNPPLC upon request for any such Breakage Costs that BNPPLC incurs but does not deduct.

        (D)    Right of Specialty Laboratories to Receive and Apply Remaining Proceeds Below a Certain Level.    If, after the Completion Date, any taking by condemnation of any portion of the Property or any casualty resulting in the diminution, destruction, demolition or damage to any portion of the Property shall (in the good faith judgment of BNPPLC) reduce the then current "AS IS" market value by less than $1,000,000 and (in the good faith estimation of BNPPLC) be unlikely to result in Remaining Proceeds of more than $1,000,000, and if no 97-10/Event shall have occurred and no Event of Default shall have occurred and be continuing, then BNPPLC will, upon Specialty Laboratories' request, instruct the condemning authority or insurer, as applicable, to pay the Remaining Proceeds resulting therefrom directly to Specialty Laboratories. Specialty Laboratories shall apply any such Remaining Proceeds to the repair or restoration of the Property to a safe and secure condition and to a value of no less than the value before taking or casualty.

        (E)    Special Provisions Applicable After a 97-10/Event or Event of Default.    Notwithstanding the foregoing, after any 97-10/Event, and when any Event of Default shall have occurred and be continuing, BNPPLC shall be entitled to receive and collect all insurance, condemnation or other proceeds governed by this Paragraph 9 and to apply all Remaining Proceeds, when and to the extent deemed appropriate by BNPPLC in its sole discretion, either (A) to the reimbursement of Specialty Laboratories or BNPPLC for the out-of-pocket cost of repairing or restoring the Property, or (B) as Qualified Prepayments.

        (F)    Specialty Laboratories' Obligation to Restore.    Regardless of the adequacy of any Remaining Proceeds available to Specialty Laboratories hereunder, if on or after the Completion Date, the Property is damaged by fire or other casualty or less than all or substantially all of the Property is taken by condemnation, Specialty Laboratories must promptly restore or improve the Property or the remainder thereof to a value no less than Stipulated Loss Value and to a reasonably safe and sightly condition. If for some reason Specialty Laboratories is unable to restore the Property or remainder thereof to a value of no less than Stipulated Loss Value, then Specialty Laboratories must nevertheless promptly restore the Property or remainder thereof to a reasonably safe and sightly condition and pay to BNPPLC for application as a Qualified Prepayment the amount (if any), as determined by BNPPLC, needed to reduce Stipulated Loss Value to no more than the then current "AS IS" market value of the Property or remainder thereof.

        (G)    Takings of All or Substantially All of the Property on or after the Completion Date.    In the event of any taking of all or substantially all of the Property on or after the Completion Date, BNPPLC shall be entitled to apply all Remaining Proceeds as a Qualified Prepayment. In addition, if Stipulated Loss Value immediately prior to any such taking exceeds the sum of the Remaining Proceeds resulting from such condemnation, then BNPPLC shall be entitled to recover the excess from Specialty Laboratories upon demand as an additional Qualified Prepayment, whereupon this Lease shall terminate. Any taking of so much of the Property as, in BNPPLC's good faith judgment, makes it impracticable to restore or improve the remainder thereof as required by part (2) of the preceding subparagraph shall be considered a taking of substantially all the Property for purposes of this Paragraph 9.

10.    ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF SPECIALTY LABORATORIES CONCERNING THE PROPERTY.    Specialty Laboratories represents, warrants and covenants as follows:

        (A)    Operation and Maintenance.    During the Term, Specialty Laboratories shall operate and maintain the Property in a good and workmanlike manner and substantially in compliance with all Applicable Laws and will pay or cause to be paid all fees or charges of any kind in connection therewith. (If Specialty Laboratories does not promptly correct any failure of the Property to comply with Applicable Laws that is the subject of a written notice given to Specialty Laboratories or BNPPLC

Lease Agreement - Page 20

by any governmental authority, then for purposes of the preceding sentence, Specialty Laboratories shall be considered not to have maintained the Property "substantially in accordance with Applicable Laws" whether or not the noncompliance would be substantial in the absence of the notice.) During the Term, Specialty Laboratories shall not use or occupy, or allow the use or occupancy of, the Property in any manner which violates any Applicable Law or which constitutes a public or private nuisance or which makes void, voidable or cancelable any insurance then in force with respect thereto. During the Term, to the extent that any of the following would, individually or in the aggregate, increase the likelihood of a 97-10/Event or materially and adversely affect the value of the Property or the use of the Property for purposes permitted by this Lease, Specialty Laboratories shall not, without BNPPLC's prior consent: (i) initiate or permit any zoning reclassification of the Property; (ii) seek any variance under existing zoning ordinances applicable to the Property; (iii) use or permit the use of the Property in a manner that would result in such use becoming a nonconforming use under applicable zoning ordinances or similar laws, rules or regulations; (iv) execute or file any subdivision plat affecting the Property; or (v) consent to the annexation of the Property to any municipality. If during the Term (A) a change in the zoning or other Applicable Laws affecting the permitted use or development of the Property shall occur after the Completion Date that (in BNPPLC's good faith judgment) materially reduces the value of the Property, or (B) conditions or circumstances on or about the Property are discovered after the Completion Date (such as the presence of an endangered species) which substantially impede development and thereby (in BNPPLC's good faith judgment) materially reduce the value of the Property, then Specialty Laboratories shall upon demand pay BNPPLC an amount equal to such reduction (as determined by BNPPLC in good faith) for application as a Qualified Prepayment. Specialty Laboratories shall not cause or permit any drilling or exploration for, or extraction, removal or production of, minerals from the surface or subsurface of the Property, and Specialty Laboratories shall not do anything that could reasonably be expected to significantly reduce the market value of the Property. If Specialty Laboratories receives a notice or claim from any federal, state or other governmental authority that the Property is not in compliance with any Applicable Law, or that any action may be taken against BNPPLC because the Property does not comply with any Applicable Law, Specialty Laboratories shall promptly furnish a copy of such notice or claim to BNPPLC.

        Notwithstanding the foregoing, Specialty Laboratories may in good faith, by appropriate proceedings, contest the validity and applicability of any Applicable Law with respect to the Property, and pending such contest Specialty Laboratories shall not be deemed in default hereunder because of the violation of such Applicable Law, if Specialty Laboratories diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and if Specialty Laboratories promptly causes the Property to comply with any such Applicable Law upon a final determination by a court of competent jurisdiction that the same is valid and applicable to the Property; provided, however, in any event such contest shall be concluded and the violation of such Applicable Law must be corrected by Specialty Laboratories and any claims asserted against BNPPLC or the Property because of such violation must be paid by Specialty Laboratories, all prior to the earlier of (i) the date that any criminal prosecution is instituted or overtly threatened against BNPPLC or any of its directors, officers or employees because of such violation, (ii) the date that any action is taken or overtly threatened by any governmental authority against BNPPLC or any property owned by BNPPLC (including the Property) because of such violation, or (iii) a Designated Sale Date upon which, for any reason, Specialty Laboratories or an Affiliate of Specialty Laboratories or any Applicable Purchaser shall not purchase BNPPLC's interest in the Property pursuant to the Purchase Agreement for a price to BNPPLC (when taken together with any Supplemental Payment paid by Specialty Laboratories pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.

        (B)    Debts for Construction, Maintenance, Operation or Development.    Specialty Laboratories shall cause all debts and liabilities incurred in the construction, maintenance, operation or development of the Property, including all debts and liabilities for labor, material and equipment and all debts and

Lease Agreement - Page 21

charges for utilities servicing the Property, to be promptly paid; provided, that nothing in this subparagraph will be construed to require Specialty Laboratories to remove Liens Removable by BNPPLC.

        Notwithstanding the foregoing, Specialty Laboratories may in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted mechanic's or materialmen's lien and pending such contest Specialty Laboratories shall not be deemed in default under this subparagraph because of the contested lien if (1) within thirty days after being asked to do so by BNPPLC, Specialty Laboratories bonds over to BNPPLC's reasonable satisfaction all such contested liens against the Property alleged to secure an amount in excess of $5,000,000 (individually or in the aggregate), (2) Specialty Laboratories diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and (3) Specialty Laboratories promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs and interest thereon, promptly after such judgment becomes final; provided, however, that in any event each such contest shall be concluded and the lien, interest and costs must be paid by Specialty Laboratories prior to the earlier of (i) the date that any criminal prosecution is instituted or overtly threatened against BNPPLC or its directors, officers or employees because of the nonpayment thereof, (ii) the date that any writ or order is issued under which the Property or any other property in which BNPPLC has an interest may be seized or sold or any other action is taken or overtly threatened against BNPPLC or any property in which BNPPLC has an interest because of the nonpayment thereof, or (iii) a Designated Sale Date upon which, for any reason, Specialty Laboratories or an Affiliate of Specialty Laboratories or any Applicable Purchaser shall not purchase BNPPLC's interest in the Property pursuant to the Purchase Agreement for a price to BNPPLC (when taken together with any Supplemental Payment paid by Specialty Laboratories pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.

        (C)    Repair, Maintenance, Alterations and Additions.    Specialty Laboratories shall keep the Property in good order, operating condition and appearance and shall cause all necessary repairs, renewals and replacements to be promptly made. Specialty Laboratories will not allow any of the Property to be materially misused, abused or wasted, and Specialty Laboratories shall promptly replace any worn-out fixtures and Personal Property with fixtures and Personal Property comparable to the replaced items when new. Specialty Laboratories shall not, without the prior consent of BNPPLC, (i) remove from the Property any fixture or Personal Property having significant value except such as are replaced by Specialty Laboratories by fixtures or Personal Property of equal suitability and value, free and clear of any lien or security interest (and for purposes of this clause "significant value" will mean any fixture or Personal Property that has a value of more than $100,000 or that, when considered together with all other fixtures and Personal Property removed and not replaced by Specialty Laboratories by items of equal suitability and value, has an aggregate value of $500,000 or more) or (ii) make material new Improvements or alter Improvements in any material respect following completion of the Work contemplated in the Construction Management Agreement.

        However, provided that no 97-10/Event has occurred, and so long as no Event of Default has occurred and is continuing, BNPPLC will not unreasonably withhold a consent requested by Specialty Laboratories pursuant to the preceding sentence. Specialty Laboratories acknowledges, however, that BNPPLC's refusal or failure to give such consent shall be deemed reasonable if BNPPLC believes in good faith that the action for which Specialty Laboratories is requesting consent will have a material adverse impact upon the value of the Property (taken as whole), or if Specialty Laboratories has not provided BNPPLC with adequate information to allow BNPPLC to properly evaluate such impact on value.

        Without limiting the foregoing, Specialty Laboratories will notify BNPPLC before making any significant alterations to the Improvements after the completion of the Construction Project.

Lease Agreement - Page 22

        (D)    Permitted Encumbrances and Development Documents.    Specialty Laboratories shall during the Term comply with and will cause to be performed all of the covenants, agreements and obligations imposed upon the owner of any interest in the Property by the Permitted Encumbrances or the Development Documents. Without limiting the foregoing, Specialty Laboratories shall cause all amounts to be paid when due, the payment of which is secured by any Lien against the Property created by the Permitted Encumbrances. Without the prior consent of BNPPLC, Specialty Laboratories shall not enter into, initiate, approve or consent to any modification of any Permitted Encumbrance or Development Document that would create or expand or purport to create or expand obligations or restrictions which would encumber BNPPLC's interest in the Property. (Whether BNPPLC must give any such consent requested by Specialty Laboratories during the Term of this Lease shall be governed by subparagraph 3(A) of the Closing Certificate.)

        Notwithstanding the foregoing, Specialty Laboratories may in good faith, by appropriate proceedings, contest the validity and applicability of any Permitted Encumbrance described in Exhibit B to the Closing Certificate, and pending such contest Specialty Laboratories shall not be deemed in default hereunder because of the violation of such Permitted Encumbrance, if Specialty Laboratories diligently prosecutes such contest to completion in a manner reasonably satisfactory to BNPPLC, and if Specialty Laboratories promptly causes the Property to comply with any such Permitted Encumbrance upon a final determination by a court of competent jurisdiction that the same is valid and applicable to the Property; provided, however, in any event such contest shall be concluded and the violation of such Permitted Encumbrance must be corrected by Specialty Laboratories and any claims asserted against BNPPLC or the Property because of such violation must be paid by Specialty Laboratories, all prior to the earlier of (i) the date that any criminal prosecution is instituted or overtly threatened against BNPPLC or any of its directors, officers or employees because of such violation, (ii) the date that any action is taken by any governmental authority against BNPPLC or any property owned by BNPPLC (including the Property) because of such violation, or (iii) a Designated Sale Date upon which, for any reason, Specialty Laboratories or an Affiliate of Specialty Laboratories or any Applicable Purchaser shall not purchase BNPPLC's interest in the Property pursuant to the Purchase Agreement for a price to BNPPLC (when taken together with any Supplemental Payments paid by Specialty Laboratories pursuant to the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to the Break Even Price.

        (E)    Books and Records Concerning the Property.    Specialty Laboratories shall keep books and records that are accurate and complete in all material respects for the Property and, subject to Paragraph 21, will permit all such books and records (including all contracts, statements, invoices, bills and claims for labor, materials and services supplied for the construction and operation of any Improvements) to be inspected and copied by BNPPLC. This subparagraph shall not be construed as requiring Specialty Laboratories to regularly maintain separate books and records relating exclusively to the Property; provided, however, that upon request, Specialty Laboratories shall construct or abstract from its regularly maintained books and records information required by this subparagraph relating to the Property.

        (F)    No Discrimination.    As required by one of the Development Documents, Specialty Laboratories agrees for itself and its successors and permitted assigns that:

  There shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin or ancestry, in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the premises herein leased, nor shall Specialty Laboratories itself, or any person claiming under or through Specialty Laboratories, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees in the premises herein leased.

Lease Agreement - Page 23

11.  ASSIGNMENT AND SUBLETTING BY SPECIALTY LABORATORIES.

        (A)    BNPPLC's Consent Required.    Without the prior consent of BNPPLC, Specialty Laboratories shall not assign, transfer, mortgage, pledge or hypothecate this Lease or any interest of Specialty Laboratories hereunder and shall not sublet all or any part of the Property, by operation of law or otherwise; provided, that subject to subparagraph 11.(C) below, so long as no 97-10/Event has occurred and no Event of Default has occurred and is continuing, Specialty Laboratories shall be entitled to sublet (1) to Affiliates of Specialty Laboratories, or (2) no more than thirty-three percent (33%) (computed on the basis of square footage) of the useable space in then existing and completed building Improvements to Persons who are not Specialty Laboratories' Affiliates; provided, that (1) any sublease by Specialty Laboratories must be made expressly subject and subordinate to the terms hereof, (2) such sublease must have a term equal to or less than the remainder of the then effective Term of this Lease, and (3) the use permitted by such sublease must be expressly limited to uses consistent with subparagraph 2.(A) or other uses approved in advance by BNPPLC as uses that will not present any extraordinary risk of uninsured environmental or other liability.

        (B)    Standard for BNPPLC's Consent to Assignments and Certain Other Matters.    Consents and approvals of BNPPLC which are required by this Paragraph 11 will not be unreasonably withheld, but Specialty Laboratories acknowledges that BNPPLC's withholding of such consent or approval shall be reasonable if BNPPLC determines in good faith that (1) giving the approval may increase BNPPLC's risk of liability for any existing or future environmental problem, (2) giving the approval is likely to substantially increase BNPPLC's administrative burden of complying with or monitoring Specialty Laboratories' compliance with the requirements of this Lease, or (3) any transaction for which Specialty Laboratories has requested the consent or approval would negate Specialty Laboratories' representations in the Operative Documents regarding ERISA or cause any of the Operative Documents (or any exercise of BNPPLC's rights thereunder) to constitute a violation of any provision of ERISA.

        (C)    Consent Not a Waiver.    No consent by BNPPLC to a sale, assignment, transfer, mortgage, pledge or hypothecation of this Lease or Specialty Laboratories' interest hereunder, and no assignment or subletting of the Property or any part thereof in accordance with this Lease or otherwise with BNPPLC's consent, shall release Specialty Laboratories from liability hereunder; and any such consent shall apply only to the specific transaction thereby authorized and shall not relieve Specialty Laboratories from any requirement of obtaining the prior consent of BNPPLC to any further sale, assignment, transfer, mortgage, pledge or hypothecation of this Lease or any interest of Specialty Laboratories hereunder.

12.  ASSIGNMENT BY BNPPLC.

        (A)    Restrictions on Transfers.    Except by a Permitted Transfer, BNPPLC shall not assign, transfer, mortgage, pledge, encumber or hypothecate this Lease or the other Operative Documents or any interest of BNPPLC in and to the Property during the Term without the prior consent of Specialty Laboratories, which consent Specialty Laboratories may withhold in its sole discretion. Further, notwithstanding anything to the contrary herein contained, if withholding taxes are imposed on the rents and other amounts payable to BNPPLC hereunder because of BNPPLC's assignment of this Lease to any citizen of, or any corporation or other entity formed under the laws of, a country other than the United States, Specialty Laboratories shall not be required to compensate BNPPLC or any such assignee for the withholding tax. If, BNPPLC transfers the Property or any part thereof by a conveyance or that does not constitute a Permitted Transfer, with the result that additional transfer taxes or other Impositions are assessed against the Property or the owner thereof, BNPPLC shall be required to pay such additional transfer taxes or other Impositions.

Lease Agreement - Page 24

        (B)    Effect of Permitted Transfer or other Assignment by BNPPLC.    If, by a Permitted Transfer, BNPPLC sells or otherwise transfers the Property and assigns to the transferee all of BNPPLC's rights under this Lease and under the other Operative Documents, and if the transferee expressly assumes all of BNPPLC's obligations under this Lease and under the other Operative Documents, then BNPPLC shall thereby be released from any obligations arising after such assumption under this Lease or under the other Operative Documents (other than any liability for a breach of any continuing obligation to provide Construction Advances under the Construction Management Agreement), and Specialty Laboratories shall look solely to each successor in interest of BNPPLC for performance of such obligations.

13.  BNPPLC'S RIGHT OF ACCESS.

        (A)  BNPPLC and BNPPLC's representatives may (subject to subparagraph 21.(C), which concerns building security) enter the Property to Specialty Laboratories for the purpose of making inspections or performing any work BNPPLC is authorized to undertake by the next subparagraph or for the purpose confirming whether Specialty Laboratories has complied with the requirements of this Lease or the other Operative Documents. So long as no Event of Default has occurred and is continuing, BNPPLC will give Specialty Laboratories at least five Business Days notice before any making any such entry over the objection of Specialty Laboratories and will limit any such entry to normal business hours.

        (B)  If Specialty Laboratories fails to perform any act or to take any action required of it by this Lease or the Closing Certificate, or to pay any money which Specialty Laboratories is required by this Lease or the Closing Certificate to pay, and if such failure or action constitutes an Event of Default or renders BNPPLC or any director, officer, employee or Affiliate of BNPPLC at risk of criminal prosecution or renders BNPPLC's interest in the Property or any part thereof at risk of forfeiture by forced sale or otherwise, then in addition to any other remedies specified herein or otherwise available, BNPPLC may, perform or cause to be performed such act or take such action or pay such money. Any expenses so incurred by BNPPLC, and any money so paid by BNPPLC, shall be a demand obligation owing by Specialty Laboratories to BNPPLC. Further, BNPPLC, upon making such payment, shall be subrogated to all of the rights of the person, corporation or body politic receiving such payment. But nothing herein shall imply any duty upon the part of BNPPLC to do any work which under any provision of this Lease Specialty Laboratories may be required to perform, and the performance thereof by BNPPLC shall not constitute a waiver of Specialty Laboratories' default. BNPPLC may during the progress of any such work permitted by BNPPLC hereunder on or in the Property keep and store upon the Property all necessary materials, tools, and equipment. BNPPLC shall not in any event be liable for inconvenience, annoyance, disturbance, loss of business, or other damage to Specialty Laboratories or the subtenants or invitees of Specialty Laboratories by reason of the performance of any such work, or on account of bringing materials, supplies and equipment into or through the Property during the course of such work, and the obligations of Specialty Laboratories under this Lease shall not thereby be excused in any manner.

14.  REMEDIES.

        (A)    Basic Remedies.    At any time after an Event of Default and after BNPPLC has given any notice required by subparagraph 14.(B), BNPPLC shall be entitled at BNPPLC's option (and without limiting BNPPLC in the exercise of any other right or remedy BNPPLC may have, and without any further demand or notice except as expressly described in this subparagraph 14.(A)), to exercise any one or more of the following remedies:

          (1)  By notice to Specialty Laboratories, BNPPLC may terminate Specialty Laboratories' right to possession of the Property. A notice given in connection with unlawful detainer proceedings specifying a time within which to cure a default shall terminate Specialty Laboratories' right to possession if Specialty Laboratories fails to cure the default within the time specified in the notice.

Lease Agreement - Page 25

          (2)  Upon termination of Specialty Laboratories' right to possession and without further demand or notice, BNPPLC may re-enter the Property in any manner not prohibited by Applicable Law and take possession of all improvements, additions, alterations, equipment and fixtures thereon and remove any persons in possession thereof. Any property in the Property may be removed and stored in a warehouse or elsewhere. The cost of any such removal and storage shall be at the expense and risk of and for the account of Specialty Laboratories.

          (3)  Upon termination of Specialty Laboratories' right to possession, this Lease shall terminate and BNPPLC may recover from Specialty Laboratories:

            (a)  The worth at the time of award of the unpaid Rent which had been earned at the time of termination;

            (b)  The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Specialty Laboratories proves could have been reasonably avoided;

            (c)  The worth at the time of award of the amount by which the unpaid Rent for the balance of the scheduled Term after the time of award exceeds the amount of such rental loss that Specialty Laboratories proves could be reasonably avoided; and

            (d)  Any other amount necessary to compensate BNPPLC for all the detriment proximately caused by Specialty Laboratories' failure to perform Specialty Laboratories' obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including the costs and expenses (including Attorneys' Fees, advertising costs and brokers' commissions) of recovering possession of the Property, removing persons or property therefrom, placing the Property in good order, condition, and repair, preparing and altering the Property for reletting, all other costs and expenses of reletting, and any loss incurred by BNPPLC as a result of Specialty Laboratories' failure to perform Specialty Laboratories' obligations under the other Operative Documents.

            (e)  Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.

The "worth at the time of award" of the amounts referred to in subparagraph 14.(A)(3)(a) and subparagraph 14.(A)(3)(b) shall be computed by allowing interest at the Default Rate. The "worth at the time of award" of the amount referred to in subparagraph 14.(A)(3)(c) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

          (4)  BNPPLC may continue this Lease in force even after Specialty Laboratories' breach and abandonment and recover rent as it becomes due. Accordingly, even if Specialty Laboratories has breached this Lease and abandoned the Property, this Lease shall continue in effect for so long as BNPPLC does not terminate Specialty Laboratories' right to possession, and BNPPLC may enforce all of BNPPLC's rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. Specialty Laboratories' right to possession shall not be deemed to have been terminated by BNPPLC except pursuant to subparagraph 14.(A)(1) hereof. The following shall not constitute a termination of Specialty Laboratories' right to possession:

            (a)  Acts of maintenance or preservation or efforts to relet the Property;

            (b)  The appointment of a receiver upon the initiative of BNPPLC to protect BNPPLC's interest under this Lease; or

            (c)  Reasonable withholding of consent to an assignment or subletting, or terminating a subletting or assignment by Specialty Laboratories.

Lease Agreement - Page 26

        (B)    Notice Required So Long As the Purchase Option and Specialty Laboratories' Initial Remarketing Right Continue Under the Purchase Agreement.    Once the Term actually commences and so long as Specialty Laboratories remains in possession of the Property and there has been no termination of the Purchase Option and Specialty Laboratories' Initial Remarketing Right as provided Paragraph 6 of the Purchase Agreement, BNPPLC's right to exercise remedies provided in subparagraph 14.(A) will be subject to the condition precedent that BNPPLC shall have notified Specialty Laboratories, at a time when an Event of Default shall have occurred and be continuing, of BNPPLC's intent to exercise remedies provided in subparagraph 14.(A) at least one hundred twenty days prior to exercising the remedies. The condition precedent is intended to provide Specialty Laboratories with an opportunity to exercise the Purchase Option or Specialty Laboratories' Initial Remarketing Right before losing possession of the Property pursuant to subparagraph 14.(A). The condition precedent is not, however, intended to extend any period for curing an Event of Default. Accordingly, if an Event of Default has occurred, and regardless of whether any Event of Default is then continuing, BNPPLC may proceed immediately to exercise remedies provided in subparagraph 14.(A) at any time after the earlier of (i) sixty days after BNPPLC has given such a notice to Specialty Laboratories, (ii) any date upon which Specialty Laboratories relinquishes possession of the Property, or (iii) any termination of the Purchase Option and Specialty Laboratories' Initial Remarketing Right.

        (C)    Enforceability.    This Paragraph 14 shall be enforceable to the maximum extent not prohibited by Applicable Law, and the unenforceability of any provision in this Paragraph shall not render any other provision unenforceable.

        (D)    Remedies Cumulative.    No right or remedy herein conferred upon or reserved to BNPPLC is intended to be exclusive of any other right or remedy, and each and every such right and remedy shall be cumulative and in addition to any other right or remedy given to BNPPLC hereunder or now or hereafter existing in favor of BNPPLC under Applicable Law or in equity. In addition to other remedies provided in this Lease, BNPPLC shall be entitled, to the extent permitted by Applicable Law or in equity, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease, or to a decree compelling performance of any of the other covenants, agreements, conditions or provisions of this Lease to be performed by Specialty Laboratories, or to any other remedy allowed to BNPPLC at law or in equity. Nothing contained in this Lease shall limit or prejudice the right of BNPPLC to prove for and obtain in proceedings for bankruptcy or insolvency of Specialty Laboratories by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above. Without limiting the generality of the foregoing, nothing contained herein shall modify, limit or impair any of the rights and remedies of BNPPLC under the Purchase Agreement, and BNPPLC shall not be required to give the sixty day notice described in subparagraph 14.(B) as a condition precedent to any acceleration of the Designated Sale Date or to taking any action to enforce the Purchase Agreement.

15.    DEFAULT BY BNPPLC.    If BNPPLC should default in the performance of any of its obligations under this Lease, BNPPLC shall have the time reasonably required, but in no event less than thirty days, to cure such default after receipt of notice from Specialty Laboratories specifying such default and specifying what action Specialty Laboratories believes is necessary to cure the default. If Specialty Laboratories prevails in any litigation brought against BNPPLC because of BNPPLC's failure to cure a default within the time required by the preceding sentence, then Specialty Laboratories shall be entitled to an award against BNPPLC for the monetary damages proximately caused to Specialty Laboratories by such default (including Attorneys' Fees).

        Notwithstanding the foregoing, BNPPLC's right to cure as provided in this Paragraph 15 will not in any event extend the time within which BNPPLC must remove Liens Removable by BNPPLC as required by Paragraph 16 beyond the Designated Sale Date.

Lease Agreement - Page 27

16.    QUIET ENJOYMENT.    Provided Specialty Laboratories pays the Base Rent and all Additional Rent payable hereunder as and when due and payable and keeps and fulfills all of the terms, covenants, agreements and conditions to be performed by Specialty Laboratories hereunder, BNPPLC shall not during the Term disturb Specialty Laboratories' peaceable and quiet enjoyment of the Property; however, such enjoyment shall be subject to the terms, provisions, covenants, agreements and conditions of this Lease, to the Ground Lease, to Permitted Encumbrances, to Development Documents and to any other claims not constituting Liens Removable by BNPPLC. If any Lien Removable by BNPPLC is claimed against the Property, BNPPLC will remove the Lien Removable by BNPPLC promptly. Any breach by BNPPLC of this Paragraph shall render BNPPLC liable to Specialty Laboratories for any monetary damages proximately caused thereby, but as more specifically provided in subparagraph 4.(B) above, no such breach shall entitle Specialty Laboratories to terminate this Lease or excuse Specialty Laboratories from its obligation to pay Rent.

17.    SURRENDER UPON TERMINATION.    Unless Specialty Laboratories or an Applicable Purchaser purchases or has purchased BNPPLC's entire interest in the Property pursuant to the terms of the Purchase Agreement and BNPPLC's entire interest in Property, Specialty Laboratories shall, upon the termination of Specialty Laboratories' right to occupancy, surrender to BNPPLC the Property, including Improvements constructed by Specialty Laboratories and fixtures and furnishings included in the Property, free of all Hazardous Substances (including Permitted Hazardous Substances) and tenancies and, to the extent required by BNPPLC, with all Improvements in substantially the same condition as of the date the same were initially completed, excepting only (i) ordinary wear and tear that occurs between the maintenance, repairs and replacements required by other provisions of this Lease, and (ii) demolition, alterations and additions which are expressly permitted by the terms of this Lease and which have been completed by Specialty Laboratories in a good and workmanlike manner in accordance with all Applicable Laws. Any movable furniture or movable personal property belonging to Specialty Laboratories or any party claiming under Specialty Laboratories, if not removed at the time of such termination and if BNPPLC shall so elect, shall be deemed abandoned and become the property of BNPPLC without any payment or offset therefor. If BNPPLC shall not so elect, BNPPLC may remove such property from the Property and store it at Specialty Laboratories' risk and expense. Specialty Laboratories shall bear the expense of repairing any damage to the Property caused by such removal by BNPPLC or Specialty Laboratories.

18.    HOLDING OVER BY SPECIALTY LABORATORIES.    Should Specialty Laboratories not purchase BNPPLC's right, title and interest in the Property as provided in the Purchase Agreement, but nonetheless continue to hold the Property after the termination of this Lease without BNPPLC's consent, whether such termination occurs by lapse of time or otherwise, such holding over shall constitute and be construed as a tenancy from day to day only, at a daily Base Rent equal to: (i) Stipulated Loss Value on the day in question, times (ii) (A) the Prime Rate in effect for such day so long as the holdover period does not extend beyond ninety days and (B) for each such day beginning with the ninety-first day after the holdover commences, [***]*; divided by (iii) three hundred and sixty; subject, however, to all of the terms, provisions, covenants and agreements on the part of Specialty Laboratories hereunder. No payments of money by Specialty Laboratories to BNPPLC after the termination of this Lease shall reinstate, continue or extend the Term of this Lease and no extension of this Lease after the termination thereof shall be valid unless and until the same shall be reduced to writing and signed by both BNPPLC and Specialty Laboratories.

19.    RECORDING MEMORANDUM.    Contemporaneously with the execution of this Lease, the parties shall execute and record a memorandum of this Lease for purposes of effecting constructive notice to all Persons of Specialty Laboratories' rights hereunder.

20.    INDEPENDENT OBLIGATIONS EVIDENCED BY THE OTHER OPERATIVE DOCUMENTS.    Specialty Laboratories acknowledges and agrees that nothing contained in this Lease shall limit, modify or otherwise affect any of Specialty Laboratories' obligations under the other Operative Documents, which obligations are intended to be separate, independent and in addition to, and not in lieu of, the obligations set forth herein. Further, in the event of any inconsistency between the express terms and provisions of the Purchase Agreement and the express terms and provisions of this Lease, the express terms and provisions of the Purchase Agreement shall control.

* PORTIONS OF THIS PAGE HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Lease Agreement - Page 28

21.  PROPRIETARY INFORMATION, CONFIDENTIALITY AND SECURITY.

        (A)    Proprietary Information.    Specialty Laboratories shall have no obligation to provide proprietary information (as defined in the next sentence) to BNPPLC, except and to the extent that (1) BNPPLC reasonably determines that BNPPLC cannot accomplish the purposes of BNPPLC's inspection of the Property pursuant to the various provisions hereof without evaluating such information, and (2) before conducting any inspections of the Property permitted hereunder BNPPLC shall, if requested by Specialty Laboratories, confirm and ratify the confidentiality agreements covering such proprietary information set forth herein. For purposes of this Lease and the other Operative Documents, "proprietary information" means Specialty Laboratories' intellectual property, trade secrets and other confidential information of value to Specialty Laboratories about, among other things, Specialty Laboratories' manufacturing processes, products, marketing and corporate strategies, but in no event will "proprietary information" include any disclosure of substances and materials (and their chemical composition) which are or previously have been present in, on or under the Property at the time of any inspections by BNPPLC, nor will "proprietary information" include any additional disclosures reasonably required to permit BNPPLC to determine whether the presence of such substances and materials has constituted a violation of Environmental Laws or this Lease.

        (B)    Confidentiality.    BNPPLC will endeavor in good faith to use reasonable precautions to keep confidential any proprietary information that BNPPLC may receive from Specialty Laboratories or otherwise discover with respect to Specialty Laboratories or Specialty Laboratories' business in connection with the administration of this Lease or any investigation by BNPPLC hereunder. This provision will not, however, render BNPPLC liable for any disclosures of proprietary information made by it or its employees or representatives, unless the disclosure is intentional and made for no reason other than to do substantial harm to Specialty Laboratories' business. Also, this provision will not apply to disclosures: (i) specifically and previously authorized in writing by Specialty Laboratories; (ii) to any assignee of BNPPLC as to any interest in the Property so long as such assignee has agreed in writing to use its reasonable efforts to keep such information confidential in accordance with the terms of this paragraph; (iii) to legal counsel, accountants, auditors, environmental consultants and other professional advisors to BNPPLC so long as BNPPLC shall inform such persons in writing (if practicable) of the confidential nature of such information and shall direct them to treat such information confidentially; (iv) to regulatory officials having jurisdiction over BNPPLC or BNPPLC's Parent (provided that the disclosing party shall request confidential treatment of the disclosed information, if practicable); (v) as required by legal process (provided that the disclosing party shall request confidential treatment of the disclosed information, if practicable); (vi) of information which has previously become publicly available through the actions or inactions of a person other than BNPPLC not, to BNPPLC's knowledge, in breach of an obligation of confidentiality to Specialty Laboratories; and (vii) to any Participant so long as the Participant is bound by and has not repudiated a confidentiality provision concerning Specialty Laboratories' proprietary information set forth in the Participation Agreement.

        (C)    Building Security.    So long as Specialty Laboratories remains in possession of the Property, BNPPLC or BNPPLC's representative will, before making any inspection or performing any work on the Property authorized by this Lease, if then requested to do so by Specialty Laboratories in order to maintain Specialty Laboratories' security: (i) sign in at Specialty Laboratories' security or information desk if Specialty Laboratories has such a desk on the premises, (ii) wear a visitor's badge or other reasonable identification, (iii) permit an employee of Specialty Laboratories to observe such inspection or work, and (iv) comply with other similar reasonable nondiscriminatory security requirements of Specialty Laboratories that do not, individually or in the aggregate, significantly interfere with inspections or work of BNPPLC authorized by this Lease.

[The signature pages follow.]

Lease Agreement - Page 29

        IN WITNESS WHEREOF, Specialty Laboratories and BNPPLC have caused this Lease Agreement to be executed as of March 26, 2002.

"Specialty Laboratories"
SPECIALTY LABORATORIES, INC., a California corporation
By:	/s/ Frank J. Spina

	Name:	Frank J. Spina

	Title:	Chief Financial Officer

[Continuation of signature pages to Lease Agreement dated to be effective as of March 26, 2002]

"BNPPLC"
BNP PARIBAS LEASING CORPORATION, a Delaware corporation
By:	/s/ Barry Mendelsohn
Barry Mendelsohn, Vice President

Exhibit A

Legal Description

        The real property is located in the State of California, County of Los Angeles and is described as follows:

Parcel A:

        LOT 3 OF TRACT 43735, IN THE CITY OF SANTA CLARITA, AS PER MAP RECORDED IN BOOK 1074, PAGES 37 TO 39 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

Parcel B:

        LOT 1 OF TRACT 43736, IN THE CITY OF SANTA CLARITA, AS PER MAP RECORDED IN BOOK 1076, PAGES 38 TO 41 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

Parcel C:

        THAT PORTION OF LOT 2 OF TRACT 43736, IN THE CITY OF SANTA CLARITA, AS SHOWN ON MAP FILED IN BOOK 1076 PAGES 38 TO 41 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:

        BEGINNING AT THE NORTHWESTERLY CORNER OF SAID LOT 2; THENCE

  1.
  ALONG THE NORTHERLY LINE OF SAID LOT 2 NORTH 77° 25' 56" EAST 531.27 FEET TO THE NORTHEASTERLY CORNER OF SAID LOT 2, SAID CORNER BEING A POINT ON A CURVE CONCAVE WESTERLY HAVING A RADIUS OF 458.00 FEET, A RADIAL LINE TO SAID CORNER BEARS NORTH 72° 49' 01" EAST; THENCE

  2.
  SOUTHERLY ALONG THE EASTERLY LINE OF SAID LOT 2 AND ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 4° 36' 54" AN ARC DISTANCE OF 36.89 FEET; THENCE

  3.
  TANGENT TO SAID CURVE SOUTH 12° 34' 04" EAST 140.43 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE WESTERLY HAVING A RADIUS OF 3958.00 FEET; THENCE

  4.
  SOUTHERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 1° 27' 13" AN ARC DISTANCE OF 100.42 FEET TO A POINT ON LAST SAID CURVE, A RADIAL LINE TO SAID POINT BEARS NORTH 78° 53' 09" EAST; THENCE

  5.
  PARALLEL TO THE SOUTHERLY LINE OF SAID LOT 2 SOUTH 77° 25' 56" WEST 472.58 FEET TO THE WESTERLY LINE OF SAID LOT 2; THENCE

  6.
  ALONG SAID WESTERLY LINE OF LOT 2 NORTH 36° 20' 00" EAST 41.06 FEET; THENCE

  7.
  NORTH 54° 00' 00" WEST 95.00 FEET; THENCE

  8.
  NORTH 1° 50' 00" EAST 24.00 FEET; THENCE

  9.
  NORTH 48° 20' 00" EAST 59.00 FEET; THENCE

  10.
  NORTH 42° 10' 00" WEST 54.00 FEET; THENCE

  11.
  NORTH 68° 14' 55" WEST 55.60 FEET; THENCE

Exhibit A - Page 1

  12.
  NORTH 26° 10' 00" WEST 55.66 FEET TO THE POINT OF BEGINNING.

SAID LAND IS SHOWN AS PARCEL 3 OF CERTIFICATE OF COMPLIANCE NO. 91-001, A COPY OF WHICH RECORDED MAY 1, 1991 AS INSTRUMENT NO. 91-627467.

Parcel D:

        LOT 3 AND THOSE PORTIONS OF LOTS 2 AND 4 OF TRACT 43736, IN THE CITY OF SANTA CLARITA, AS PER MAP RECORDED IN BOOK 1076 PAGES 38 TO 41 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:

        BEGINNING AT THE NORTHWESTERLY CORNER OF LOT 4; THENCE

  1.
  ALONG THE WESTERLY LINE OF SAID LOT 4 SOUTH 44°40'00" EAST 32.29 FEET; THENCE

  2.
  SOUTH 10°40'00" WEST 80.00 FEET TO A POINT DISTANT THEREON NORTH 10°40'00" EAST 18.00 FEET FROM THE SOUTHWESTERLY TERMINUS OF THAT COURSE IN SAID WESTERLY LINE SHOWN AS NORTH 10°40'00" EAST 98.00 FEET; THENCE

  3.
  PARALLEL WITH THE SOUTHERLY LINE OF SAID LOT 4 NORTH 77°25'56" EAST 455.86 FEET TO THE EASTERLY LINE OF SAID LOT 4; THENCE

  4.
  ALONG SAID EASTERLY LINE AND THE EASTERLY LINE OF SAID LOTS 3 AND 2 NORTH 05°20'37" WEST 2.71 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE WESTERLY HAVING A RADIUS OF 3958.00; THENCE

  5.
  NORTHERLY ALONG SAID EASTERLY LINE AND ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 05°46'14" AN ARC DISTANCE OF 398.63 FEET TO A POINT ON SAID CURVE, A RADIAL LINE TO SAID POINT BEARS NORTH 78°53'09" EAST; THENCE

  6.
  PARALLEL TO THE NORTHERLY LINE OF SAID LOT 3 SOUTH 77°25'56" WEST 472.58 FEET TO THE WESTERLY LINE OF SAID LOT 2; THENCE

  7.
  ALONG SAID WESTERLY LINE AND THE WESTERLY LINE OF SAID LOT 3 SOUTH 36°20'00" WEST 29.94 FEET; THENCE

  8.
  SOUTH 01°10'00" WEST 133.00 FEET; THENCE

  9.
  SOUTH 63°00'00" EAST 76.00 FEET; THENCE

  10.
  SOUTH 12°50'00" WEST 68.00; THENCE

  11.
  SOUTH 44°40'00" EAST 47.71 FEET TO THE POINT OF BEGINNING.

SAID LAND IS SHOWN AS PARCEL 2 OF CERTIFICATE OF COMPLIANCE NO. 91-001, A COPY OF WHICH RECORDED MAY 1, 1991 AS INSTRUMENT NO. 91-627467.

        TAX ASSESSOR PARCELS 2861-001-049,050,110,111,093 AND 094.

        EXCEPTING FROM PARCELS A THROUGH D ABOVE THE FOLLOWING RIGHTS, WHICH HAVE BEEN RESERVED TO GRANTOR IN THAT CERTAIN GRANT DEED RECORDED DECEMBER 14, 2001 IN THE REAL PROPERTY RECORDS OF THE RECORDER OF LOS ANGELES COUNTY, CALIFORNIA, AS DOCUMENT NUMBER 01 2394274:

        ALL OIL, OIL RIGHTS, MINERALS, MINERAL RIGHTS, NATURAL GAS RIGHTS AND OTHER HYDROCARBONS BY WHATSOEVER NAME KNOWN, GEOTHERMAL STEAM AND

Exhibit A - Page 2

ALL PRODUCTS DERIVED FROM ANY OF THE FOREGOING, THAT MAY BE WITHIN OR UNDER THE REAL PROPERTY REFERRED TO ABOVE, TOGETHER WITH THE PERPETUAL RIGHT OF DRILLING, MINING, EXPLORING AND OPERATING THEREFOR AND STORING IN AND REMOVING THE SAME FROM SUCH REAL PROPERTY OR ANY OTHER PROPERTY, INCLUDING THE RIGHT TO WHIPSTOCK OR DIRECTIONALLY DRILL AND MINE FROM PROPERTIES OTHER THAN THE REAL PROPERTY REFERRED TO ABOVE, OIL OR GAS WELLS, TUNNELS AND SHAFTS INTO, THROUGH OR ACROSS THE SUBSURFACE OF THE REAL PROPERTY REFERRED TO ABOVE, AND TO THE BOTTOM SUCH WHIPSTOCKED OR DIRECTIONALLY DRILLED WELLS, TUNNELS AND SHAFTS UNDER AND BENEATH OR BEYOND THE EXTERIOR LIMITS THEREOF, AND TO REDRILL, RETUNNEL, EQUIP, MAINTAIN, REPAIR, DEEPEN AND OPERATE ANY SUCH WELLS OR MINES; PROVIDED, HOWEVER, ALL OF THE FOREGOING IS WITHOUT THE RIGHT TO DRILL, MINE, STORE, EXPLORE OR OPERATE THROUGH THE SURFACE OF THE REAL PROPERTY REFERRED TO ABOVE OR THE UPPER 500 FEET OF THE SUBSURFACE OF SUCH REAL PROPERTY.

        ALSO EXCEPTING FROM PARCELS A THROUGH D ABOVE THE FOLLOWING RIGHTS, WHICH HAVE BEEN RESERVED TO GRANTOR IN THAT CERTAIN GRANT DEED RECORDED DECEMBER 14, 2001 IN THE REAL PROPERTY RECORDS OF THE RECORDER OF LOS ANGELES COUNTY, CALIFORNIA, AS DOCUMENT NUMBER 01 2394274:

        ALL WATER AND WATER RIGHTS NOW IN OR IN THE FUTURE OWNED BY SELLER APPURTENANT TO OR RELATED IN ANY WAY TO THE REAL PROPERTY REFERRED TO ABOVE OR USED BY SELLER IN CONNECTION WITH OR RELATED TO SUCH REAL PROPERTY (NO MATTER HOW ACQUIRED BY SELLER) TOGETHER WITH THE RIGHT AND POWER TO EXPLORE, DRILL, REDRILL, REMOVE AND STORE THE SAME FROM, UNDER OR IN THE REAL PROPERTY REFERRED TO ABOVE OR TO DIVERT OR OTHERWISE UTILIZE SUCH WATER, RIGHTS OR INTERESTS ON ANY OTHER PROPERTY OWNED OR LEASED BY SELLER AND THE RIGHT AND POWER TO CONDUCT WATER OVER OR TO STORE WATER UNDERNEATH THE REAL PROPERTY REFERRED TO ABOVE BY SUCH MEANS AS SELLER DEEMS REASONABLE. THE WATER AND WATER RIGHTS EXCEPTED AND RESERVED TO SELLER INCLUDE, BUT ARE NOT LIMITED TO, ALL RIPARIAN WATER RIGHTS, ALL APPROPRIATIVE WATER RIGHTS, ALL WATER RIGHTS AND RIGHTS TO STORE WATER IN SUBSURFACE RESERVOIRS BASED ON OVERLYING LAND OWNERSHIP, ALL LITTORAL WATER RIGHTS, ALL RIGHTS TO PERCOLATING WATER, ALL PRESCRIPTIVE WATER RIGHTS, ALL ADJUDICATED, STATUTORY OR CONTRACTUAL WATER RIGHTS, ALL RIGHTS TO AQUIFERS, RESERVOIRS, SUBSURFACE AND SURFACE WATERS, AND ALL RIGHTS TO TAKE, USE AND DEVELOP FOR USE ANY AND ALL WATER THAT MAY NOW EXIST OR MAY IN THE FUTURE EXIST UPON, IN OR UNDER THE REAL PROPERTY REFERRED TO ABOVE; PROVIDED, HOWEVER, ALL OF THE FOREGOING IS WITHOUT THE RIGHT TO USE OR ALTER THE SURFACE OF THE REAL PROPERTY OR TO OTHERWISE INTERFERE WITH THE USE AND ENJOYMENT OF THE SAME BY GRANTEE AND ITS HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS.

Exhibit A - Page 3

QuickLinks

TABLE OF CONTENTS
LEASE AGREEMENT
Exhibit A Legal Description